Exhibit 2.1

Execution Version

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

by and among

PHILLIPS 66 COMPANY

PHILLIPS 66 PROJECT DEVELOPMENT INC.

PHILLIPS 66 PARTNERS GP LLC

and

PHILLIPS 66 PARTNERS LP

dated as of

May 4, 2016

i

4.5	New Common Units and New GP Units	23

ARTICLE V.
COVENANTS, ETC.		23

5.1	Certain Actions	23
5.2	Independent Investigation	24
5.3	Post-Closing Payments	24
5.4	Further Assurances	24
5.5	NYSE Listing	24
5.6	Tax Covenants	25
5.7	Construction	25
5.8	Financial Statements	26
5.9	Financing Cooperation	26

ARTICLE VI.
CONDITIONS TO CLOSING		27

6.1	Conditions to Each Party’s Obligation to Effect the Transactions	27
6.2	Conditions to the Obligation of the Partnership	27
6.3	Conditions to the Obligation of the P66 Parties	28

ARTICLE VII.
CLOSING		29

7.1	Closing	29
7.2	Deliveries by the P66 Parties	29
7.3	Deliveries by the Partnership	29

ARTICLE VIII.
INDEMNIFICATION		30

8.1	Indemnification of P66 Company and Other Parties	30
8.2	Indemnification of the Partnership and other Parties	30
8.3	Demands	31
8.4	Right to Contest and Defend	31
8.5	Cooperation	32
8.6	Right to Participate	32
8.7	Payment of Damages	32
8.8	Limitations on Indemnification	32
8.9	Survival	33
8.10	Indemnification Under This Agreement and the Prior Contribution Agreement	33
8.11	Sole Remedy	35
8.12	Express Negligence Rule	35
8.13	Knowledge	36
8.14	Consideration Adjustment	36

ARTICLE IX.
TERMINATION		36

9.1	Events of Termination	36
9.2	Effect of Termination	37

ARTICLE X.
MISCELLANEOUS		37

10.1	Expenses	37
10.2	Deed; Bill of Sale; Assignment	37
10.3	Right of Offset	37
10.4	Notices	37
10.5	Governing Law	38
10.6	Public Statements	38
10.7	Form of Payment	38
10.8	Entire Agreement; Amendments and Waivers	38
10.9	Binding Effect and Assignment	38
10.10	Severability	39
10.11	Interpretation	39
10.12	Headings and Schedules	39
10.13	Counterparts	39
10.14	Consent of Conflicts Committee	39

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment of Membership Interest
Exhibit B	Form of Assignment of Note
Exhibit C	Form of Easement
Exhibit D	Form of Operational Services Agreement Amendment
Schedule 1.1(a)	Excluded Assets
Schedule 3.9(b)	Permitted Liens

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”) is made and entered into as of May 4, 2016 by and among Phillips 66 Company, a Delaware corporation (“P66 Company”), Phillips 66 Project Development Inc., a Delaware corporation (“PDI” and, together with P66 Company, the “P66 Parties”), Phillips 66 Partners GP LLC, a Delaware limited liability company (the “General Partner”), and Phillips 66 Partners LP, a Delaware limited partnership (the “Partnership”). P66 Company, PDI, the General Partner and the Partnership are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, P66 Company owns 100% of the common stock of PDI, and PDI owns 100% of the limited liability company interests in each of: (a) Phillips 66 Sweeny Frac Bravo LLC, a Delaware limited liability company (“Bravo LLC”), (b) Phillips 66 Sweeny Frac Charlie LLC, a Delaware limited liability company (“Charlie LLC”), and (c) Phillips 66 Sweeny Frac Delta LLC, a Delaware limited liability company (“Delta LLC” and, together with Bravo LLC and Charlie LLC, the “Sponsor Entities”), each of which is disregarded as an entity separate from PDI for U.S. federal income tax purposes;

WHEREAS, each of the Sponsor Entities owns a 25% limited partner interest in Phillips 66 Sweeny Frac LP, a Delaware limited partnership (“P66 Opco”), and P66 Opco owns 100% of the limited liability company interests (the “Sweeny Interests”) in Phillips 66 Sweeny Frac LLC, a Delaware limited liability company (“Sweeny Frac LLC”), which owns the Clemens Cavern Assets (as defined below) and the Sweeny Frac Assets (as defined below);

WHEREAS, Phillips 66 Pipeline LLC, a Delaware limited liability company (“Pipeline”), owns 100% of the limited liability company interests in Phillips 66 Plymouth LLC, a Delaware limited liability company (“Plymouth LLC” and, together with the Sponsor Entities, the “Contributed Entities”), which is disregarded as an entity separate from Pipeline for U.S. federal income tax purposes;

WHEREAS, prior to the Effective Time (as defined below), Pipeline will convey (a) the Standish Pipeline Assets (as defined below) to Plymouth LLC and (b) 100% of the limited liability company interests in Plymouth LLC to P66 Company;

WHEREAS, prior to the Effective Time, P66 Company will convey 100% of the limited liability company interests in Plymouth LLC to PDI;

WHEREAS, prior to the Effective Time, definitive conveyance documents will be entered into for the conveyances described in the fourth and fifth recitals above, forms of which conveyance documents have been made available to the Partnership (collectively, the “Prior Conveyances”);

WHEREAS, PDI intends to contribute 100% of the limited liability company interests in each of the Contributed Entities to the Partnership in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement; and

WHEREAS, on the Closing Date (as defined below), each of the events and transactions set forth in Section 2.1 below shall occur.

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to P66 Company, the term “Affiliate” shall not include any Group Member except that each of P66 Opco and Sweeny Frac LLC shall be deemed to be an Affiliate of P66 Company prior to the Effective Time solely for purposes of Article III  and (b) with respect to the Partnership Group, the term “Affiliate” shall not include P66 Company or any of its Subsidiaries (other than a Group Member).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alpha LLC” means Phillips 66 Sweeny Frac Alpha LLC, a Delaware limited liability company.

“Amended Partnership Agreement” has the meaning set forth in Section 5.2.

“ASC 805-50” has the meaning set forth in Section 5.11(a).

“Assignment of Membership Interest” means that certain Assignment of Membership Interest Agreement, in substantially the form attached as Exhibit A hereto.

“Assignment of Note” means an Assignment and Assumption of Note, in substantially the form attached as Exhibit B hereto.

“Assumed Debt” has the meaning set forth in Section 2.2.

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Bravo LLC” has the meaning set forth in the recitals to this Agreement.

“Businesses” means, collectively, the operations and business (a) as historically conducted by the P66 Parties and their Affiliates using the Contributed Assets (or P66 Opco and Sweeny Frac LLC, with respect to the Sweeny Frac Assets and the Clemens Cavern Assets), and (b) as contemplated to be conducted, consistent with prudent industry practice, beginning on the Effective Time, by the Partnership and its Affiliates using the Contributed Assets (or P66 Opco and Sweeny Frac LLC, with respect to the Sweeny Frac Assets and the Clemens Cavern Assets). For the avoidance of doubt, “Businesses” shall include the Pipeline System.

“Cap” has the meaning set forth in Section 8.8(a).

“Carrier” means Phillips 66 Carrier LLC, a Delaware limited liability company.

“caverns” has the meaning set forth below in the definition of “Clemens Cavern Assets.”

“Caverns Budget” has the meaning set forth in Section 3.18.

“Charlie LLC” has the meaning set forth in the recitals to this Agreement.

“Clemens Cavern Assets” means (a) those certain below ground storage facilities including the appurtenant and related piping, meters, and disposal wells, located on land owned by P66 Company in Brazoria, Texas (the “Clemens Real Property”), that are suitable for receiving and storing natural gas liquids and other permitted hydrocarbons (“caverns”), e.g. crude and condensate, including (i) three caverns that went in-service in the third quarter of 2015 and one cavern already in-service in the second quarter of 2016 (the “Initial Caverns”), and (ii) one additional cavern that will be in-service by the second quarter of 2016 (the “In-Process Cavern”) and which caverns will, in each case, require additional capital expenditures by P66 Opco as provided in the Caverns Budget,  (b) the plans to expand such caverns in the future and/or develop up to three additional caverns on the Clemens Real Property that will require additional capital expenditures by P66 Opco as provided in the Caverns Budget, and (c) all other assets owned, held, used or held for use by Sweeny Frac LLC in connection with the operation, construction, development, completion or expansion of the foregoing or that are otherwise necessary in order for P66 Opco to use and operate the caverns described in clauses (a) and (b) in a manner substantially similar to the planned use and operation of such caverns and in the manner contemplated by the Transaction Documents and the Prior Transaction Documents.

“Clemens Cavern Construction Contracts” has the meaning ascribed to such term in the Prior Contribution Agreement.

“Clemens Real Property” has the meaning set forth above in the definition of “Clemens Cavern Assets.”

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” has the meaning set forth in the Partnership Agreement.

“Conflicts Committee” has the meaning set forth in Section 3.6.

“Construction Contracts” has the meaning ascribed to such term in the Prior Contribution Agreement.

“Construction Costs” has the meaning ascribed to such term in the Prior Contribution Agreement.

“Contract” means any contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, settlement, Permit or other legally binding agreement.

“Contributed Assets” means the Sweeny Frac Assets, the Clemens Caverns Assets and the Standish Pipeline Assets (including the Pipeline System).

“Contributed Entities” has the meaning set forth in the recitals to this Agreement.

“Contributed Interests” has the meaning set forth in Section 2.1(c).

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Damages” has the meaning set forth in Section 8.1.

“Deductible” has the meaning set forth in Section 8.8(a).

“Delta LLC” has the meaning set forth in the recitals to this Agreement.

“Easement Agreement” means that certain Right-of-Way Contract between P66 Company, as grantor, and Plymouth LLC, as grantee, relating to the grant of real property rights at the location of the origination of the Pipeline System, in substantially the form attached as Exhibit C hereto.

“Effective Time” means 12:01 a.m. local time in Houston, Texas on the Closing Date, or such other time and date mutually agreed to by the Parties in writing.

“Environmental Laws” means any and all applicable federal, state and local laws and regulations and other legally enforceable requirements and rules of common law relating to the prevention of pollution or protection of human health or the environment or imposing liability or standards of conduct concerning any Hazardous Materials.

“Excluded Assets” means any of the assets set forth on Schedule 1.1(a) hereto.

“Excluded Liabilities” has the meaning set forth in Section 2.5.

“Financial Advisor” has the meaning set forth in Section 3.6.

“Financial and Operational Information” has the meaning set forth in Section 3.6.

“Financial Statements” has the meaning set forth in Section 5.11(b).

“Financing” has the meaning set forth in Section 5.9.

“Fundamental Representations” has the meaning set forth in Section 8.9(a).

“General Partner” has the meaning set forth in the preamble to this Agreement.

“General Partner Units” has the meaning set forth in the Partnership Agreement.

“Governmental Approval” has the meaning set forth in Section 3.4.

“Governmental Authority” means (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.

“GP Contribution” has the meaning set forth in Section 2.1(a).

“Group Member” means a member of the Partnership Group.

“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.

“Holdings” has the meaning set forth in Section 2.1(d).

“Indemnity Claim” has the meaning set forth in Section 8.3.

“Initial Caverns” has the meaning set forth above in the definition of “Clemens Cavern Assets.”

“In-Process Cavern” has the meaning set forth above in the definition of “Clemens Cavern Assets.”

“Lease” means that certain Lease Agreement with Option to Purchase between P66 Company, as Lessor, and Sweeny Frac LLC, as Lessee, dated as of March 1, 2016.

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, cost, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Lien” means any security interest, lien, deed of trust, mortgage, pledge, charge, claim, restriction, easement, encumbrance or other similar interest or right.

“Litigation” has the meaning set forth in Section 3.5.

“LP Contribution” has the meaning set forth in Section 2.1(c).

“Material Adverse Effect” means any change, circumstance, effect or condition that (a) is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Businesses, the Contributed Entities or the Contributed Assets, taken as a whole, or (b) materially adversely affects, or could reasonably be expected to materially adversely affect, P66 Company’s ability to satisfy its obligations under the Transaction Documents or the Construction Contracts.

“Material Contract” means (a) the Construction Contracts, (b) any Contract relating to the ownership or operation of the Businesses or the ownership, use or operation of the Contributed Assets that, as of the date hereof, is reasonably expected to provide for revenues to or commitments of P66 Company or its Affiliates in an amount greater than $1,000,000 during any calendar year, and (c) any other Contract (other than any Contract granting any Permits, servitudes, easements or rights-of-way)  materially affecting the ownership or operation of the Businesses or the ownership, use or operation of the Contributed Assets, the loss of which could, individually or in the aggregate, have a Material Adverse Effect.

“New Common Units” has the meaning set forth in Section 2.2.

“New GP Units” means a number of General Partner Units having an aggregate value equal to the amount required to maintain the General Partner’s 2% interest in the Partnership as of the Closing.

“NYSE” has the meaning set forth in Section 5.5.

“Opco General Partner” means Phillips 66 Sweeny Frac GP LLC, a Delaware limited liability company.

“Operational Services Agreement” means that certain Operational Services Agreement, dated effective July 26, 2013, as amended through the date of this Agreement, by and among Carrier, Holdings and Pipeline.

“Operational Services Agreement Amendment” means that certain Fourth Amendment to the Operational Services Agreement in the form attached as Exhibit D hereto.

“P66 Closing Certificate” has the meaning set forth in Section 6.2(c).

“P66 Company” has the meaning set forth in the preamble to this Agreement.

“P66 Indemnitees” has the meaning set forth in Section 8.1.

“P66 Opco” has the meaning set forth in the recitals to this Agreement.

“P66 Opco Construction Obligation” means the Liabilities incurred in connection with, arising out of or relating to the construction and expansion of the caverns following the Effective Time and prior to the time that the caverns are ready for commercial operations at a capacity of 7 to 8.5 million barrels and certain costs associated with the Sweeny Frac Assets associated with post-start up activities, but (i) only to the extent such Liabilities are contemplated in the Caverns Budget or are required to operate the Clemens Cavern Assets or the Sweeny Frac Assets at their respective planned capacity and in the manner contemplated by the Transaction Documents and the Prior Transaction Documents, as applicable, (ii) only to the extent such Liabilities do not exceed the P66 Opco Construction Obligation Cap in the aggregate and (iii) excluding any Liabilities relating to a breach, default or noncompliance with the Construction Contracts or any other contract that the P66 Parties are party to (other than such contracts between the P66 Parties and the Group Members). For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement but subject to Section 8.10, any amount of Liabilities related to this definition of P66 Opco Construction Obligation that is in excess of the P66 Opco Construction Obligation Cap will be considered Construction Costs.

“P66 Opco Construction Obligation Cap” means an amount equal to $17,300,000.

“P66 Parties” has the meaning set forth in the preamble to this Agreement.

“P66 Parties’ knowledge,” “knowledge of the P66 Parties” and similar phrases means the knowledge of the P66 Parties after reasonable inquiry with respect to the particular matter in question.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of Phillips 66 Partners LP, dated as of July 26, 2013, as amended by Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Phillips 66 Partners LP, dated as of March 1, 2016.

“Partnership Closing Certificate” has the meaning set forth in Section 6.3(c).

“Partnership Group” means, collectively, the Partnership and its Subsidiaries, including, after the Closing, the Contributed Entities.

“Partnership Indemnitees” has the meaning set forth in Section 8.2.

“Partnership Material Adverse Effect” means any change, circumstance, effect or condition that is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Partnership Group, taken as a whole.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“PDI” has the meaning set forth in the preamble to this Agreement.

“Permits” means permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges.

“Permitted Liens” has the meaning set forth in Section 3.9(b).

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Pipeline” has the meaning set forth in the recitals to this Agreement.

“Pipeline System” means that certain refined petroleum product pipeline system, commonly referred to as the “Standish Pipeline,” extending from the Ponca City Refinery in Ponca City, Oklahoma and terminating at the North Wichita Terminal in Wichita, Kansas.

“Plymouth LLC” has the meaning set forth in the recitals to this Agreement.

“Prior Contributed Assets” has the meaning set forth in Section 8.10(a).

“Prior Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of February 17, 2016, by and among P66 Company, PDI, the General Partner and the Partnership, as amended (including by Section 8.10 hereof).

“Prior Closing Date” has the meaning ascribed to the term “Closing Date” in the Prior Contribution Agreement.

“Prior Conveyances” has the meaning set forth in the recitals to this Agreement.

“Prior Effective Time” has the meaning ascribed to the term “Effective Time” in the Prior Contribution Agreement.

“Prior Excluded Liabilities” has the meaning ascribed to the term “Excluded Liabilities” in the Prior Contribution Agreement.

“Prior P66 Opco Construction Obligation Cap” has the meaning ascribed to the term “P66 Opco Construction Obligation Cap” in the Prior Contribution Agreement.

“Prior Transaction Documents” has the meaning ascribed to the term “Transaction Documents” in the Prior Contribution Agreement.

“Reduced Assumed Debt” has the meaning set forth in Section 2.2.

“Securities Act” has the meaning set forth in Section 3.13.

“Sponsor Entities” has the meaning set forth in the recitals to this Agreement.

“Standish Pipeline Assets” means the Pipeline System and all real property and other assets held, used or held for use by Plymouth LLC or any of its Affiliates in connection with the operation of the Pipeline System or that are otherwise necessary in order for the Partnership Group to use and operate the Pipeline System after the Effective Time in a manner substantially similar to the use and operation of the Pipeline System prior to the Effective Time and in the manner contemplated by the Transaction Documents, other than the Excluded Assets.

“Subject Liabilities” has the meaning set forth in Section 2.4.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Sweeny Frac Assets” means, collectively, the Sweeny Fractionator (G0044) located at Phillips 66’s Sweeny Refinery, the associated cooling tower (G0054022), flare (G0056044), substation (G0060MID), offplots (G0068044) and all other assets (other than the Excluded Assets) owned, held, used or held for use in connection with the operation of the Sweeny Fractionator (including the maintenance thereof) at the planned capacity and in the manner contemplated by the Transaction Documents and the Prior Transaction Documents.

“Sweeny Frac Construction Contracts” has the meaning ascribed to such term in the Prior Contribution Agreement.

“Sweeny Frac LLC” has the meaning set forth in the recitals to this Agreement.

“Sweeny Interests” has the meaning set forth in the recitals to this Agreement.

“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Proceeding” has the meaning set forth in Section 5.6(a).

“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

“Total Cap” has the meaning set forth in Section 8.10(d).

“Total Deductible” has the meaning set forth in Section 8.10(d).

“Transaction Documents” means this Agreement, the Operational Services Agreement Amendment and the Easement Agreement.

“Transaction Taxes” has the meaning set forth in Section 2.6.

“VWAP Price” means the volume-weighted average closing price of the Common Units on the New York Stock Exchange for the ten trading day period ended on April 20, 2016.

ARTICLE II.
CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS

2.1                               Contributions. On the Closing Date, on the terms and subject to the conditions of this Agreement, each of the following shall occur:

(a)                                 PDI shall contribute, assign, transfer and convey to the General Partner, as a capital contribution, limited liability company interests in the Contributed Entities with an aggregate value equal to an amount such that, immediately following the Closing, the General Partner will maintain its 2% general partner interest in the Partnership (the “GP Contribution”), and the General Partner shall accept the contribution of the GP Contribution;

(b)                                 the General Partner shall contribute, assign, transfer and convey the GP Contribution to the Partnership in exchange for the consideration set forth in Section 2.2, and the Partnership shall accept the contribution of the GP Contribution;

(c)                                  PDI shall contribute, assign, transfer and convey to the Partnership its remaining limited liability company interests in the Contributed Entities (collectively, the “LP Contribution” and, together with the GP Contribution, the “Contributed Interests”), in exchange for the consideration set forth in Section 2.2, and the Partnership shall accept the contribution of the LP Contribution;

(d)                                 the Partnership shall contribute, assign, transfer and convey the Contributed Interests to Phillips 66 Partners Holdings LLC, a Delaware limited liability company and wholly owned Subsidiary of the Partnership (“Holdings”), and Holdings shall accept the contribution of the Contributed Interests; and

(e)                                  Holdings shall contribute, assign, transfer and convey 100% of the limited liability company interests in Plymouth LLC to Carrier, and Carrier shall accept the contribution of such limited liability company interests.

2.2                               Consideration.

(a)                                 At the Closing, in consideration for the contribution of the Contributed Interests, the Partnership shall: (i) deliver to PDI a duly executed Assignment of Note pursuant to which the Partnership shall assume $625,000,000 in principal amount of indebtedness (as such amount may be adjusted pursuant to Section 2.2(b) below, the “Assumed Debt”), in the aggregate, under which the Sponsor Entities are currently the primary obligors, (ii) issue to the General Partner the  New GP Units, and (iii) issue to PDI a number of Common Units equal to (A) the sum of $150,000,000 divided by the VWAP Price less (B) the number of New GP Units (as such number of Common Units may be adjusted pursuant to Section 2.2(b) below, the “New Common Units”).

(b)                                 Notwithstanding anything in Section 2.2(a) to the contrary, the parties acknowledge and agree that the Partnership, at its option, shall be entitled to either issue additional New Common Units to PDI or assume additional Assumed Debt in consideration for the Contributed Interests. If the Partnership elects to issue additional New Common Units to PDI, the principal amount of the Assumed Debt assumed by the Partnership pursuant to Section 2.2(a) shall be reduced by an amount equal to the number of such additional New Common Units multiplied by the VWAP Price. If the Partnership elects to assume additional Assumed Debt, the number of New Common Units issued to PDI pursuant to Section 2.2(a) shall be reduced by a number equal to the principal amount of such additional Assumed Debt divided by the VWAP Price.

2.3                               Effective Time of Conveyances. Notwithstanding anything to the contrary contained herein, to the extent the Closing occurs in accordance with the terms and conditions of this Agreement, the Parties acknowledge and agree that the Partnership shall be entitled to all of the rights of ownership of the Contributed Interests and shall be liable for and shall bear all of the Assumed Liabilities, in each case, from and after the Effective Time.

2.4                               Assumed Liabilities. Except for Excluded Liabilities as provided in Section 2.5, at the Effective Time, the Partnership Group agrees to assume and to pay, discharge and perform as and when due, all Liabilities that (a) are Subject Liabilities or (b) first accrue, are caused by, arise out of, are associated with, are in respect of, or are incurred, in each case, at any time from and after the Effective Time, in connection with the ownership of the Contributed Interests or the ownership or operation of the Contributed Assets or other activities occurring in connection with and attributable to the ownership of the Contributed Interests or the ownership or operation of the Contributed Assets, but excluding any such Liabilities that are Prior Excluded Liabilities (the “Assumed Liabilities”). The term “Subject Liabilities” shall mean all Liabilities from and after the Prior Effective Time attributable to (a) Alpha LLC’s status as a limited partner of P66 Opco, including, without duplication, (i) income Tax Liabilities resulting from allocations of P66 Opco’s profits and losses to Alpha LLC as a partner after the Prior Effective Time, (ii) Alpha LLC’s pro rata share (i.e., 25%) of all Liabilities payable by P66 Opco in respect of the Prior P66 Opco Partnership Construction Obligation between the Prior Effective Time and the Closing Date up to the Prior P66 Opco Construction Obligation Cap (i.e., up to $7,075,624.50 payable by Alpha LLC) and (iii) Alpha LLC’s pro rata share (i.e., 25%) of all other Liabilities payable by P66 Opco, but excluding any Liabilities for which the Partnership Group is indemnified under the Prior Contribution Agreement and (b) Opco General Partner’s status as the general partner of P66 Opco.

2.5                               Excluded Liabilities. The Parties agree that any Liabilities arising out of or attributable to the ownership of the Contributed Interests, the ownership, use, operation, construction, development, completion or expansion of the Contributed Assets or the operation of the Businesses or other activities occurring in connection with and attributable to the ownership of the Contributed Interests, the ownership, use, operation, construction, development, completion or expansion of the Contributed Assets or the operation of the Businesses prior to the Effective Time that are not expressly identified as Assumed Liabilities in Section 2.4 (including any such Liabilities that are Subject Liabilities, as described in the last sentence of Section 2.4) are not part of the Assumed Liabilities, and neither the Partnership Group nor any member thereof has assumed, and shall not assume or become obligated with respect to, any Liability first incurred, accrued or arising out of or attributable to the ownership of the Contributed Interests, the ownership, use, operation, construction, development, completion or expansion of the Contributed Assets or the operation of the Businesses or other activities occurring in connection with and attributable to the ownership of the Contributed Interests, the ownership, use, operation, construction, development, completion or expansion of the Contributed Assets or the operation of the Businesses prior to the Effective Time, including any Liabilities of the P66 Parties or their Affiliates existing immediately prior to the Effective Time (other than Liabilities that are expressly identified as Assumed Liabilities in Section 2.4 (including any such Liabilities that are Subject Liabilities, as described in the last sentence of Section 2.4)), whether or not described specifically in this Section 2.5 (collectively, the “Excluded Liabilities”), all of which shall remain the sole responsibility of, and be discharged and performed as and when due by, the P66 Parties or their Affiliates from and after the Effective Time. The term “Excluded Liabilities” shall also include (a) the Construction Costs, (b) the Prior Excluded Liabilities until the Effective Time unless otherwise identified above, (c) all indemnification Liabilities of any Sponsor Entity under the Prior Contribution Agreement (as “P66 Parties” thereunder) until the Effective Time unless otherwise identified above, (d) all Liabilities prior to the Effective Time attributable to any Sponsor Entity’s status as a limited partner of P66 Opco, including, without duplication, (i) income Tax Liabilities resulting from allocations of P66 Opco’s profits and losses to each Sponsor Entity as a partner prior to the Effective Time, (ii) each Sponsor Entity’s pro rata share (i.e., 25% individually and 75% collectively) of all Liabilities payable by P66 Opco in respect of the Prior P66 Opco Partnership Construction Obligation between the Prior Effective Time and the Closing Date up to the Prior P66 Opco Construction Obligation Cap (i.e., up to $7,075,624.50 payable by each Sponsor Entity and up to $21,226,873.50 collectively) and (iii) each Sponsor Entity’s pro rata share (i.e., 25% individually and 75% collectively) of all other Liabilities payable by P66 Opco prior to the Effective Time (without limiting any indemnification rights of the Partnership Group under the Prior Contribution Agreement).

2.6                               Transaction Taxes. All sales, use, transfer, real property transfer, filing, recordation, registration, business and occupation and similar Taxes arising from or associated with the transactions contemplated by this Agreement other than Taxes based on income (“Transaction Taxes”), shall be borne fifty percent (50%) by PDI and fifty percent (50%) by the Partnership; provided, however, that in accordance with Section 8.2(d), any Transaction Taxes imposed by any taxing authority on the contributions described in Article II or the Prior Conveyances shall be borne one hundred percent (100%) by P66 Company.  To the extent under applicable law the transferee is responsible for filing Tax Returns in respect of Transaction Taxes, the Partnership shall prepare and file all such Tax Returns. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes. The Party that is not responsible under applicable law for paying the Transaction Taxes shall pay its share of the Transaction Taxes to the responsible Party prior to the due date of such Taxes.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF P66 COMPANY

The P66 Parties, jointly and severally, hereby represent and warrant to the Partnership that, as of the date hereof and as of Closing:

3.1                               Organization and Existence.

(a)                                 P66 Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. P66 Company is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect.

(b)                                 PDI has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. PDI is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect.

(c)                                  Each of the Contributed Entities has been duly organized and is validly existing and is in good standing under the laws of the State of Delaware, with full limited liability company power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. As of the Closing Plymouth LLC will be, duly qualified to transact business and will be in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect. None of the Sponsor Entities is or will be qualified to transact business as a foreign entity in any jurisdiction. The P66 Parties have delivered to the Partnership correct and complete copies of the organizational documents of each of the Contributed Entities, each as amended to date. There is no pending or, to the knowledge of the P66 Parties, threatened action for the dissolution, liquidation or insolvency of any of the Contributed Entities.

(d)                                 Each of the Sponsor Entities owns a 25% limited partner interest in P66 Opco. Since their respective dates of formation, none of the Sponsor Entities or, to the knowledge of the P66 Parties, Sweeny Frac LLC has (i) conducted any business or owned any assets (other than its direct or indirect ownership of (A) limited partner interests in P66 Opco (in the case of the Sponsor Entities), (B) limited liability company interests in Sweeny Frac LLC (in the case of the Sponsor Entities) or (C) the Sweeny Frac Assets or Clemens Caverns Assets, as applicable, or (ii)  incurred any material Liabilities (other than, with respect to the Sponsor

Entities, the Assumed Debt and, with respect to Sweeny Frac LLC, Liabilities pursuant to the Prior Transaction Documents).

(e)                                  Plymouth LLC was formed for the sole purpose of owning the Standish Pipeline Assets. As of the Closing, since its date of formation, Plymouth LLC has not (i) conducted any business or owned any assets other than the Standish Pipeline Assets or (ii) incurred any material Liabilities.

3.2                               Authority and Approval; Enforceability.

(a)                                 P66 Company has the corporate power and authority to execute and deliver this Agreement and any Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by P66 Company of this Agreement and any Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action of P66 Company. Each of this Agreement and any Transaction Document to which P66 Company is or will be a party constitutes or will constitute, upon execution and delivery by P66 Company, the valid and binding obligation of P66 Company, enforceable against P66 Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)                                 PDI has the corporate power and authority to execute and deliver this Agreement and any Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by PDI of this Agreement and any Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action of PDI. Each of this Agreement and any Transaction Document to which PDI is or will be a party constitutes or will constitute, upon execution and delivery by PDI, the valid and binding obligation of PDI, enforceable against PDI in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3                               No Conflict. This Agreement, the Transaction Documents to which any P66 Party is or will be a party and the execution and delivery hereof and thereof by such P66 Party do not, and the fulfilment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:

(a)                                 conflict with any of the provisions of the certificate of incorporation or bylaws of any P66 Party or with any of the provisions of the organizational documents of any of the Contributed Entities, or, to the knowledge of the P66 Parties, P66 Opco or Sweeny Frac LLC;

(b)                                 conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any P66 Party, any of the Contributed Entities, or, to the knowledge of the P66 Parties, P66 Opco or Sweeny Frac LLC;

(c)                                  conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any material indenture, mortgage, lien or material agreement, contract, commitment or instrument to which any P66 Party, any of the Contributed Entities, or, to the knowledge of the P66 Parties, P66 Opco or Sweeny Frac LLC is a party or by which any of them is bound or to which any of the Contributed Assets are subject;

(d)                                 result in the creation of, or afford any person the right to obtain, any material Lien on the capital stock or other equity interests, property or assets of any P66 Party, any of the Contributed Entities, or, to the knowledge of the P66 Parties, P66 Opco or Sweeny Frac LLC under any such material indenture, mortgage, lien, agreement, contract, commitment or instrument; or

(e)                                  result in the revocation, cancellation, suspension or material modification, singly or in the aggregate, of any Governmental Approval (as defined below) possessed by any P66 Party, any of the Contributed Entities, or, to the knowledge of the P66 Parties, P66 Opco or Sweeny Frac LLC that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted, including any Governmental Approvals under any applicable Environmental Law; except, in the case of clauses (b), (c), (d) and (e), as would not have, individually or in the aggregate, a Material Adverse Effect and except for such as will have been cured at or prior to the Closing.

3.4                               Consents. Except for notice to, or consent of, Governmental Authorities related to the transfer of environmental Permits, no consent, approval, license, permit, order, waiver, or authorization of, or registration, declaration, or filing with any Governmental Authority (each a “Governmental Approval”) or other person or entity is required to be obtained or made by or with respect to any of the P66 Parties, any Contributed Entity, or, to the knowledge of the P66 Parties, P66 Opco, Sweeny Frac LLC or any of the Contributed Interests or Contributed Assets in connection with:

(a)                                 the execution, delivery, and performance of this Agreement or the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby;

(b)                                 the enforcement against the P66 Parties of their obligations hereunder and thereunder; or

(c)                                  following the Closing, the Partnership Group’s (i) ownership of the Contributed Entities, (ii) ownership of the Contributed Assets or (iii) conduct of the Businesses;

except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.

3.5                               Laws and Regulations; Litigation. As of the date hereof, there are no pending or, to the P66 Parties’ knowledge, threatened claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) against any of the P66 Parties, the Contributed Entities, or, to the knowledge of the P66 Parties, P66 Opco or Sweeny Frac LLC, or against or affecting the Businesses, Contributed Interests or the Contributed Assets or the ownership of the Contributed Interests or the ownership or operation of the Contributed Assets or the operation of the Businesses (other than Litigation under any Environmental Law, which is the subject of Section 3.7) that (i) would individually, or in the aggregate, have a Material Adverse Effect or (ii) seek any material injunctive relief with respect to the Businesses, the Contributed Interests or the Contributed Assets. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (x) none of the Contributed Entities, or, to the knowledge of the P66 Parties, P66 Opco or Sweeny Frac LLC, is the subject of any violation of or default under any law or regulation or under any order (other than Environmental Laws, which are the subject of Section 3.7) of any Governmental Authority and (y) there is no Litigation (other than Litigation under any Environmental Law, which is the subject of Section 3.7) pending or, to the P66 Parties’ knowledge, threatened against or affecting the Businesses, Contributed Assets, the Contributed Entities, PDI’s ownership of the Contributed Interests, or, to the knowledge of the P66 Parties, P66 Opco or Sweeny Frac, at law or in equity, by or before any Governmental Authority having jurisdiction over the P66 Parties. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Litigation is pending or, to the P66 Parties’ knowledge, threatened to which any P66 Party is or may become a party that questions or involves the validity or enforceability of any of their respective obligations under this Agreement or seeks to prevent or delay, or damages in connection with, the consummation of the transactions contemplated hereby.

3.6                               Management Projections and Budgets. The projections and budgets (the “Financial and Operational Information”) provided to the Partnership (including those provided to Evercore Partners (“Financial Advisor”), the financial advisor to the conflicts committee of the Board of Directors of the General Partner (the “Conflicts Committee”), and including the Caverns Budget) by P66 Company as part of the Partnership’s review of the Businesses, Contributed Interests and the Contributed Assets in connection with this Agreement have a reasonable basis, were prepared in good faith and are consistent with P66 Company’s management’s current expectations. The other financial and operational information provided by P66 Company to Financial Advisor as part of its review of the proposed transaction for the Conflicts Committee is complete and correct in all material respects for the periods covered and is derived from and is consistent with the books and records of P66 Company.

3.7                               Environmental Matters. Except as does not (individually or in the aggregate) have a Material Adverse Effect, (a) the P66 Parties’ and Contributed Entities’ ownership and operation of the Contributed Assets is in compliance with Environmental Laws, (b) none of the P66 Parties, the Contributed Entities or, to the P66 Parties’ knowledge, the Contributed Assets is the subject of any outstanding administrative or judicial order of judgment, agreement or arbitration award from any Governmental Authority under any Environmental Law relating to the Contributed Assets and requiring remediation, the payment of a fine or penalty or a change in method of operation, (c) each of the applicable P66 Parties or Contributed Entities has received all Permits required to be received by them under applicable Environmental Laws and that are necessary to operate the Businesses and to own and operate the Contributed Assets as presently owned or operated or in light of such Contributed Asset’s current stage of development or construction, (d) each of the applicable P66 Parties or Contributed Entities is in compliance with all terms and conditions of any such Permits, (e) none of the P66 Parties or Contributed Entities is subject to any pending Litigation under any Environmental Law with respect to the ownership or operation of the Contributed Assets, and (f) none of the P66 Parties, with respect to the Contributed Assets, and none of the Contributed Entities have any Liability in connection with the release of any Hazardous Material into the environment.

3.8                               Contributed Interests.

(a)                                 The Contributed Interests (i) constitute 100% of the limited liability company interests in the Contributed Entities and (ii) were duly authorized and validly issued and are fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). To the knowledge of the P66 Parties, the Sweeny Interests (i) constitute 100% of the limited liability company interests in Sweeny Frac LLC and (ii) were duly authorized and validly issued and are fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). None of the Contributed Interests, the Sweeny Interests or the partnership interests in P66 Opco are subject to or were issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of local or state law applicable to the Contributed Interests, Sweeny Frac LLC or P66 Opco, as applicable, the organizational documents of any Contributed Entity, Sweeny Frac LLC, P66 Opco or any contract, arrangement or agreement to which P66 Company, PDI or any Contributed Entity or, to the knowledge of the P66 Parties, Sweeny Frac LLC, P66 Opco or any of their respective Subsidiaries is a party or to which it or any of their respective properties or assets (including the Contributed Assets) is otherwise bound.

(b)                                 PDI has good and valid record and beneficial title to the Contributed Interests, free and clear of any and all Liens, and, except as provided or created by the limited liability company agreement or other organizational or governance documents of any Contributed Entity, the Securities Act or applicable securities laws, the Contributed Interests are free and clear of any restrictions on transfer, Taxes or claims. There are no options, warrants, purchase rights, contracts, commitments or other securities exercisable or exchangeable for any equity interests of the Contributed Entities or any other commitments or agreements providing for the issuance of additional equity interests in the Contributed Entities or, to the knowledge of the P66 Parties, P66 Opco, or for the repurchase or redemption of the Contributed Interests, or any agreements of any kind that may obligate any Contributed Entity or, to the knowledge of the P66 Parties, P66 Opco to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests. Immediately after the Closing, the Partnership will have good and valid record and beneficial title to the Contributed Interests, free and clear of any Liens.

(c)                                  The Sponsor Entities each have good and valid record and beneficial title to a 25% limited partner interest in P66 Opco, free and clear of any and all Liens, and, to the P66 Parties’ knowledge, except as provided or created by the limited partnership agreement or other organizational or governance documents of P66 Opco, the Securities Act or applicable securities laws, such limited partner interest is free and clear of any restrictions on transfer, Taxes or claims. As of the Closing, to the P66 Parties’ knowledge, there will not be any options, warrants, purchase rights, contracts, commitments or other securities exercisable or exchangeable for any equity interests of P66 Opco or any other commitments or agreements providing for the issuance of additional equity interests in P66 Opco, or for the repurchase or redemption of any limited partner interest in P66 Opco held by the Sponsor Entities or any agreements of any kind that may obligate P66 Opco to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests.

(d)                                 To the P66 Parties’ knowledge, P66 Opco has good and valid record and beneficial title to the Sweeny Interests, free and clear of any and all Liens, and, except as provided or created by the limited liability company agreement or other organizational or governance documents of Sweeny Frac LLC, the Securities Act or applicable securities laws, the Sweeny Interests are free and clear of any restrictions on transfer, Taxes or claims. To the P66 Parties’ knowledge, except as expressly contemplated by this Agreement, there are no options, warrants, purchase rights, contracts, commitments or other securities exercisable or exchangeable for any equity interests of Sweeny Frac LLC or any other commitments or agreements providing for the issuance of additional equity interests in Sweeny Frac LLC, or for the repurchase or redemption of the Sweeny Interests, or any agreements of any kind that may obligate Sweeny Frac LLC to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests.

3.9                               Contributed Assets.

(a)                                 The Contributed Assets, when considered together with the Lease Agreement, Easement Agreement, the Operational Services Amendment and the services provided by P66 Company and its Affiliates pursuant to the Prior Transaction Documents are sufficient to conduct the Businesses and own and operate the Contributed Assets in a manner materially consistent with the Financial and Operational Information (including to provide all necessary services under the Transaction Documents and the Prior Transaction Documents in the manner contemplated therein).

(b)                                 The P66 Parties, their Affiliates or, to the P66 Parties’ knowledge, Sweeny Frac LLC are the owners, and as of the Effective Time, Plymouth LLC will be the owner, of such valid easement rights, leasehold and/or fee ownership interests (including rights of way) in and to the lands constituting Contributed Assets or on which any Contributed Assets are located that, when considered together with the Lease, the Easement Agreement, the Operational Services Amendment and the services provided by P66 Company and its Affiliates pursuant to the Prior Transaction Documents, are sufficient to enable each of Sweeny Frac LLC and Plymouth LLC to use or operate the Contributed Assets in substantially the same manner that the Contributed Assets were used and operated historically by P66 Company and its Affiliates or as such Contributed Assets are intended to be used and operated as of the Effective Time or when fully constructed as contemplated by the Transaction Documents. P66 Company, its Affiliates or, to the P66 Parties’ knowledge, Sweeny Frac LLC have, and as of the Effective Time, Plymouth LLC will have good and marketable title in fee to all real property and interests in real property constituting part of the Contributed Assets, and purported to be owned in fee, and good and valid leasehold or other title, as applicable, to the leasehold estates in all other real property and interests in real property (including rights of way) constituting part of the Contributed Assets, in each case except as would not have a Material Adverse Effect. Neither P66 Company nor its Affiliates has any knowledge of any default or breach (or event which, with the giving of notice or passage of time, or both, would become a default or breach) under any lease, right of way or similar instrument pursuant to which it holds any such non-fee real property interest, in each case except as would not have a Material Adverse Effect. P66 Company or its Affiliates or, to the P66 Parties’ knowledge, Sweeny Frac LLC own or lease, as applicable, and as of the Effective Time, Plymouth LLC will own or lease, as applicable, all such real property and interests in real property free and clear of any Liens except (i) those set forth in Schedule 3.9(b), (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business that are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established on the books and records of P66 Company and provided in the Financial and Operational Information in accordance with U.S. generally accepted accounting principles, (iii) Liens for current Taxes that are not yet due and payable or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established on the books and records of P66 Company and provided in the Financial and Operational Information in accordance with U.S. generally accepted accounting principles and (iv) other imperfections of title or encumbrances that, individually or in the aggregate, could not reasonably be expected to materially interfere with the ordinary conduct or operation of the Businesses (the Liens described in clauses (i), (ii), (iii) and (iv) above, being referred to collectively as “Permitted Liens”). The P66 Parties or their Affiliates or, to the P66 Parties’ knowledge, Sweeny Frac LLC have, and as of the Effective Time, Plymouth LLC will have, all material consents, licenses and permits necessary to (x) own and operate the Businesses and Pipeline System in the manner contemplated by the Transaction Documents (including to develop up to three caverns on the Clemens Real Property in addition to the Initial Caverns and the In-Process Cavern) and (y) allow for ingress and egress to and from the Contributed Assets.

(c)                                  The P66 Parties or their Affiliates or, to the P66 Parties’ knowledge, Sweeny Frac LLC have, and as of the Effective Time, Plymouth LLC will have, good and marketable title to all tangible personal property included in the Contributed Assets, free and clear of all Liens except Permitted Liens, other than tangible personal property owned on the date of this Agreement but subsequently sold or otherwise disposed of in the ordinary course of business consistent with prior practice. All tangible personal property included in the Contributed Assets is, in the aggregate, in good operating condition and repair (normal wear and tear excepted) and has been maintained in accordance with applicable laws and regulations, as well as generally accepted industry practice, and is sufficient for the purposes for which it is currently being used or held for use.

3.10                        Permits. The P66 Parties or their Affiliates or, to the P66 Parties’ knowledge, Sweeny Frac LLC hold or have a valid right to use, and as of the Effective Time, Plymouth LLC will hold or have a valid right to use, all Permits (other than environmental Permits, which are the subject of Section 3.7) that are necessary for the conduct of the Businesses and the ownership or operation of the Contributed Assets, each in compliance with applicable laws and regulations of applicable Governmental Authorities, except for those the failure of which to have, individually or in the aggregate, does not have a Material Adverse Effect. The P66 Parties or their Affiliates have complied in all material respects with all terms and conditions thereof.

3.11                        Insurance. The P66 Parties or their Affiliates (or to the P66 Parties’ knowledge, the Partnership Group, with respect to the Sweeny Frac Assets or the Clemens Cavern Assets) maintain policies of fire and casualty, liability and other forms of property and liability insurance related to the Contributed Assets and the Businesses in such amounts, with such deductibles, and against such risks and losses as are, in their judgment, reasonable for the Businesses and the Contributed Assets. To the P66 Parties’ knowledge, all such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. To the P66 Parties’ knowledge, the activities and operations of the Businesses have been conducted in a manner so as to conform in all material respects to all applicable provisions of those insurance policies.

3.12                        Brokerage Arrangements. None of the P66 Parties or any of their Affiliates has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate any Group Member to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

3.13                        Investment. PDI is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act, as amended (the “Securities Act”). PDI is not acquiring the New Common Units with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. PDI is familiar with investments of the nature of the New Common Units, understands that this investment involves substantial risks, has adequately investigated the Partnership and the New Common Units, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the New Common Units, and is able to bear the economic risks of such investment. PDI has had the opportunity to visit with the Partnership and meet with the officers of the General Partner and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Partnership, has received all materials, documents and other information that PDI deems necessary or advisable to evaluate the Partnership and the New Common Units, and has made its own independent examination, investigation, analysis and evaluation of the Partnership and the New Common Units, including its own estimate of the value of the New Common Units. PDI has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Partnership) as PDI deems adequate. PDI acknowledges that the New Common Units have not been registered under applicable federal and state securities laws and that the New Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.

3.14                        Taxes.

(a)                                 All Tax Returns that are required to be filed by or with respect to the Contributed Entities or the Contributed Assets or, to the P66 Parties’ knowledge, P66 Opco or

Sweeny Frac LLC or on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.

(b)                                 All Taxes due and payable with respect to the Contributed Entities or the Contributed Assets or, to the P66 Parties’ knowledge, P66 Opco or Sweeny Frac LLC (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued for by the applicable Contributed Entity or, to the P66 Parties’ knowledge, Sweeny Frac LLC or P66 Opco.

(c)                                  No examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 3.14(a) or any Taxes with respect to the Contributed Entities, Sweeny Frac LLC, P66 Opco or the Contributed Assets are currently pending or have been proposed in writing or have been threatened.

(d)                                 No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes with respect to the Contributed Entities or the Contributed Assets or, to the P66 Parties’ knowledge, P66 Opco or Sweeny Frac LLC or any Tax Returns with respect to the Contributed Entities or the Contributed Assets or, to the P66 Parties’ knowledge, P66 Opco or Sweeny Frac LLC.

(e)                                  For U.S. federal income Tax purposes, each of the Contributed Entities and, to the P66 Parties’ knowledge, Sweeny Frac LLC is currently, and has been since its respective inception, properly classified as an entity disregarded as separate from its owner.

3.15                        Material Contracts. The P66 Parties have made available to the Partnership a correct and complete copy of each Material Contract. Since the Prior Effective Time, the Construction Contracts have not been terminated or amended or otherwise modified in any material respect. Each Material Contract is in full force and effect, and none of the P66 Parties, any Contributed Entity or, to the knowledge of the P66 Parties, any other party, is in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. None of the P66 Parties or the Contributed Entities has given or received from any third party any notice of any action or intent to terminate or amend in any material respect any Material Contract.

3.16                        No Adverse Changes. To the knowledge of the P66 Parties, since December 31, 2015:

(a)                                 there has not been a Material Adverse Effect;

(b)                                 the Businesses and the Contributed Assets have been operated and maintained (and, in the case of the Contributed Assets, have been constructed) in the ordinary course of business consistent with past practices and, as applicable, prudent industry standards; and

(c)           there has not been any material damage or destruction to any material portion of the Contributed Assets other than such damage or destruction that has been repaired.

3.17        Sweeny Frac. The Sweeny Frac Assets have been operated and were constructed, and developed in accordance with the terms of the Sweeny Frac Construction Contracts in all material respects, are mechanically complete, have commenced commercial operations, and are capable of operating at the planned capacity (i.e., 100,000 barrels per day).

3.18        Clemens Cavern Assets. The construction budget for the Initial Caverns and In-Process Cavern included in the Financial and Operational Information (the “Caverns Budget”) is based on the estimated remaining construction and completion costs of the Initial Caverns and the In-Process Cavern as of the date hereof. As of the date hereof, the In-Process Cavern is under construction in accordance with the terms of the Clemens Cavern Construction Contracts and the Caverns Budget in all material respects, and as of Closing, the In-Process Cavern will have undergone construction in accordance with the terms of the Clemens Cavern Construction Contracts and the Caverns Budget in all material respects. Upon completion of construction of the Initial Caverns and In-Process Cavern in accordance with the Clemens Cavern Construction Contracts, the Initial Caverns and In-Process Cavern will be sufficient to conduct the portion of the Businesses relating to the Clemens Cavern Assets consistent with prudent industry practice.

3.19        No Other Representations or Warranties; Schedules. Without limiting the representations and warranties set forth in the Prior Transaction Documents, the P66 Parties make no other express or implied representation or warranty with respect to the Businesses, the Contributed Entities, the Contributed Assets, P66 Opco, Sweeny Frac LLC or the transactions contemplated by this Agreement, and disclaim any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership hereby represents and warrants to the P66 Parties that as of the date hereof:

4.1          Organization and Existence. The Partnership is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all limited partnership power and authority to own the Contributed Interests and the Contributed Assets. The Partnership is duly qualified to transact business as a limited partnership and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Partnership Material Adverse Effect.

4.2          Authority and Approval; Enforceability. The Partnership has the requisite power and authority to execute and deliver this Agreement and any Transaction Document to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by the Partnership of this Agreement and any Transaction Document to which it is a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action of the Partnership. Each of this Agreement and any Transaction Document to which the Partnership is a party constitutes the valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3          Delivery of Fairness Opinion. Financial Advisor has delivered an opinion to the Conflicts Committee that the aggregate consideration to be paid by the Partnership as consideration for the Contributed Interests pursuant to this Agreement is fair to the Partnership and to the common unitholders of the Partnership (other than the P66 Parties) from a financial point of view.

4.4          Brokerage Arrangements. The Partnership has not entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate the P66 Parties or any of their Affiliates (other than the Partnership) to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

4.5          New Common Units and New GP Units. The New Common Units and the New GP Units being issued at Closing will be, when issued in consideration for the contribution by the P66 Parties of the Contributed Interests, duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in the Partnership’s limited partnership agreement).

ARTICLE V.
COVENANTS, ETC.

5.1          Certain Actions. The P66 Parties covenant and agree that from and after the execution of this Agreement and until the Closing:

(a)           without the prior written consent of the Partnership, the P66 Parties will not, and will not permit any of the Contributed Entities to, sell, transfer, assign, convey or otherwise dispose of any of the Contributed Interests or the Standish Pipeline Assets;

(b)           the P66 Parties will, and will cause Plymouth LLC to, maintain the Standish Pipeline Assets in as good working order and condition as they are as of the date of this Agreement, ordinary wear and tear excepted;

(c)           the P66 Parties will, and will cause Plymouth LLC to, operate the Standish Pipeline Assets in the ordinary course consistent with past practices; and

(d)           the P66 Parties will not, and will not permit any of the Contributed Entities to, permit any Lien (other than Permitted Liens) to be imposed on the Contributed Interests or the Standish Pipeline Assets.

5.2          Independent Investigation. The Partnership acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on its own independent investigation of the Contributed Entities, the Contributed Interests and the Contributed Assets and upon the express written representations, warranties and covenants in this Agreement or in the other Transaction Documents. Without diminishing the scope of the express written representations, warranties and covenants of the Parties and without affecting or impairing its right to rely thereon, THE PARTNERSHIP ACKNOWLEDGES THAT THE P66 PARTIES HAVE NOT MADE, AND THE P66 PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONTRIBUTED ENTITIES, THE CONTRIBUTED INTERESTS OR THE CONTRIBUTED ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), OTHER THAN THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

5.3          Post-Closing Payments. Should any of the P66 Parties or any of their respective Subsidiaries, after Closing, receive any payments or distributions related to the Contributed Entities or the Standish Pipeline Assets to which the Partnership or any of its Subsidiaries is entitled pursuant to this Agreement, then such P66 Party or its applicable Subsidiary shall, within thirty (30) days of receipt of such payments, forward such payments or distributions to the Partnership. If any demand is made on the P66 Parties or any of their respective Subsidiaries after Closing to pay any invoice or other obligation contracted or incurred in connection with the ownership of the Contributed Entities or Contributed Interests or the ownership or operation of the Standish Pipeline Assets on or after the Effective Time, the Partnership shall pay the same to the extent such invoice or obligation constitutes an Assumed Liability. Except as provided in the last sentence of Section 2.4 with respect to liabilities of Alpha LLC, if any demand is made on the Partnership or any of its Subsidiaries to pay any invoice or other obligation contracted or incurred in connection with the ownership of the Contributed Entities or Contributed Interests, the ownership or operation of the Contributed Assets or the operation of the Businesses prior to the Effective Time, the P66 Parties shall be responsible for the same.

5.4          Further Assurances. On and after the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated hereby, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such Party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and transactions contemplated hereby.

5.5          NYSE Listing. Prior to the Closing, the Partnership will use its reasonable best efforts to obtain approval for listing, subject to notice of issuance, the New Common Units on the New York Stock Exchange (the “NYSE”).

5.6          Tax Covenants.

(a)           The Parties agree that (i) 100% of the income related to the Standish Pipeline Assets for the period up to the Closing Date, (ii) 100% of the income related to the Sweeny Frac Assets and Clemens Cavern Assets for the period up to and including the Prior Closing Date and (iii) 75% of the income related to the Sweeny Frac Assets and Clemens Cavern Assets for the period beginning on the day immediately following the Prior Closing Date and up to the Closing Date will be reflected on the federal income Tax Return of PDI, and that PDI shall bear the liability for any Taxes associated with such income. The Parties further agree that the income related to the Contributed Assets for the period on and after the Closing Date will be reflected on the federal income Tax Return of the Partnership.

(b)           The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, to accomplish the apportionment of income described pursuant to Section 5.6(a), requests for the provision of any information or documentation within the knowledge or possession of the other Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under ASC 740 (formerly FASB Statement No. 109) (including compliance with FIN 48) promulgated by the Financial Accounting Standards Board, and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership and the P66 Parties will use their respective commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Contributed Entities and the Standish Pipeline Assets relating to any taxable period beginning before the Closing Date until the later of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. The Partnership and the P66 Parties each agree, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

(c)           To the extent that the assumption of the Assumed Debt as provided for in Section 2.2 results in a deemed distribution of cash by the Partnership to PDI for U.S. federal income Tax purposes, such deemed distribution of cash is intended to represent a reimbursement of pre-formation capital expenditures with respect to the Contributed Assets to the maximum extent provided by Treasury regulations section 1.707-4(d).

5.7          Construction.

(a)           During the period from the date hereof and continuing until the Closing Date, the P66 Parties shall make, and shall cause their respective Affiliates to make, all payments required to be made under the Construction Contracts, and any other payments required to achieve final completion of construction on the Sweeny Frac Assets and the Clemens Cavern Assets or to prevent the attachment or creation of any Liens (other than Permitted Liens) thereto or thereon (other than obligations of Alpha LLC or Opco General Partner as further described in Section 2.4(a)(ii) and Section 2.4(b)), it being understood that any such obligations of the P66 Parties to make such payments shall be Excluded Liabilities. From and after the date hereof, the P66 Parties shall, and shall cause their respective Affiliates to, use all commercially reasonable efforts to ensure that the construction of the Sweeny Frac Assets and the Clemens Cavern Assets continues in all material respects in accordance with the milestones, scope, budget and other terms and provisions of the Construction Contracts.

(b)           From and after the date hereof, without the consent of the Partnership, none of the P66 Parties shall materially amend, modify or terminate, and each shall cause its respective Affiliates not to materially amend, modify or terminate, the Construction Contracts or waive any material rights under the Construction Contracts.

(c)           Prior to and (if applicable) following the Closing, the P66 Parties shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to (i) achieve final completion of construction on the Sweeny Frac Assets and the Clemens Cavern Assets as promptly as practical, (ii) comply with their obligations under the Construction Contracts and (iii) enforce all rights and/or remedies under the Construction Contracts.

(d)           Following the Closing, the P66 Parties shall, and shall cause their respective Affiliates to, assume and discharge all Construction Costs that are required to achieve full completion of the Sweeny Frac Assets and the Clemens Cavern Assets (it being understood that such obligations shall be Excluded Liabilities); provided, that (i) P66 Opco shall be required to pay costs that constitute the P66 Opco Construction Obligation and (ii) in the event the P66 Opco Construction Obligation exceeds the P66 Opco Construction Obligation Cap, the P66 Parties shall be required to pay 100% of such excess costs, in each case, as further provided in Section 8.10.

5.8          Financial Statements.

(a)           The P66 Parties and the Partnership contemplate the transactions contemplated by this Agreement will be subject to the provisions of the Financial Accounting Standards Board’s Accounting Standards Codification, section 805-50, Business Combinations, Related Issues (“ASC 805-50”), as a transaction between entities under common control.

(b)           The P66 Parties will cooperate with the Partnership to deliver on a timely basis the unaudited financial statements (including balance sheets, and statements of income, cash flows and changes in net investment), in each case with respect to the Businesses, Contributed Entities and the Contributed Assets, necessary for the Partnership to comply with the provisions of ASC 805-50, (the “Financial Statements”).

(c)           The Financial Statements will be prepared from the books and records of the P66 Parties and their Subsidiaries in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby.

5.9          Financing Cooperation.  From and after the execution of this Agreement, the P66 Parties shall, and shall cause each of their Affiliates to, use commercially reasonable efforts to cause their representatives (including their auditors) to provide all customary cooperation as reasonably requested by the Partnership to assist the Partnership in the arrangement of any capital markets debt or equity financing, any bank debt, or any other financing arrangements (the “Financing”) necessary or desirable to fund any amounts contemplated to be paid in connection with or immediately following the consummation of the transactions contemplated by this Agreement (including any amounts required to repay all or a portion of the Assumed Debt to the extent desired by the Partnership), including any necessary offering documents related thereto.

ARTICLE VI.
CONDITIONS TO CLOSING

6.1          Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable laws) on or prior to the Closing Date of all of the following conditions:

(a)           all necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been made and obtained; provided, however, that, prior to invoking this condition, the invoking Party shall have used commercially reasonable efforts to make or obtain such filings and consents.

(b)           no Party shall be subject to any decree, order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated hereby and no statute, rule, regulation, order, decree or injunction enacted, entered, or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement, shall be in effect; and

(c)           the New Common Units shall have been approved for listing upon notice of issuance on the NYSE.

6.2          Conditions to the Obligation of the Partnership. The obligation of the Partnership to proceed with the Closing is subject to the satisfaction or waiver by the Partnership on or prior to the Closing Date of the following conditions:

(a)           the P66 Parties shall have performed the covenants and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date;

(b)           (i) the Fundamental Representations shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of the P66 Parties made in this Agreement shall be true and correct in all respects (without regard to qualifications as to materiality or Material Adverse Effect contained therein, except in the case of the representation and warranty contained in Section 3.16(a)) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect;

(c)           the P66 Parties shall have delivered to the Partnership a certificate dated the Closing Date and signed by an authorized officer of the P66 Parties confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.2 (the “P66 Closing Certificate”);

(d)           the P66 Parties shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.2;

(e)           between the date hereof and the Closing Date, there shall not have been a Material Adverse Effect; and

(f)            the Partnership shall have received sufficient proceeds in the Financing, on terms and conditions that are reasonably satisfactory to the Partnership, necessary or desirable to fund any amounts contemplated to be paid in connection with or immediately following the consummation of the transactions contemplated by this Agreement.

6.3          Conditions to the Obligation of the P66 Parties. The obligation of the P66 Parties to proceed with the Closing is subject to the satisfaction or waiver by the P66 Parties on or prior to the Closing Date of the following conditions:

(a)           the Partnership shall have performed in all material respects the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date;

(b)           the representations and warranties of the Partnership made in this Agreement shall be true and correct in all respects (without regard to qualifications as to materiality or Partnership Material Adverse Effect contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Partnership Material Adverse Effect;

(c)           the Partnership shall have delivered to the P66 Parties a certificate dated the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.3 (the “Partnership Closing Certificate”);

(d)           the Partnership shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.3; and

(e)           between the date hereof and the Closing Date, there shall not have been a Partnership Material Adverse Effect.

ARTICLE VII.
CLOSING

7.1          Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by the P66 Parties and the Partnership, the closing (the “Closing”) of the transactions contemplated by this Agreement will be held at the offices of Latham & Watkins LLP, 811 Main Street, 37th Floor, Houston, Texas at 9:00 a.m., Houston, Texas time on May 10, 2016, or such other time and date mutually agreed to by the Parties in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

7.2          Deliveries by the P66 Parties. At the Closing, the P66 Parties will deliver (or cause to be delivered) the following:

(a)           a counterpart to the Assignment of Membership Interest, duly executed by PDI;

(b)           a counterpart to the Operational Services Agreement Amendment, duly executed by Pipeline;

(c)           a counterpart to the Easement Agreement, duly executed by Pipeline;

(d)           the P66 Closing Certificate, duly executed by an officer of the P66 Parties;

(e)           an executed statement described in Treasury regulations section 1.1445-2(b)(2) certifying that PDI is neither a disregarded entity nor a foreign person within the meaning of the Code; and

(f)            such other documents, certificates and other instruments as may be reasonably requested by the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement.

7.3          Deliveries by the Partnership. At the Closing, the Partnership will deliver (or cause to be delivered) the following:

(a)           the New Common Units, by issuance of such New Common Units (in book-entry form) to PDI, by instruction to the Partnership’s transfer agent or otherwise;

(b)           the New GP Units, by issuance of such New GP Units (in certificated or book-entry form) to the General Partner, by instruction to the Partnership’s transfer agent or otherwise;

(c)           an Assignment of Note evidencing the Partnership’s assumption of the Assumed Debt held by each of the Sponsor Entities, duly executed by the Partnership and each applicable Sponsor Entity;

(d)           a counterpart to the Assignment of Membership Interest, duly executed by the Partnership, the General Partner and Holdings;

(e)           a counterpart to the Operational Services Agreement Amendment, duly executed by Holdings and Carrier;

(f)            a counterpart to the Easement Agreement, duly executed by Carrier;

(g)           the Partnership Closing Certificate, duly executed by an officer of the General Partner; and

(h)           such other documents, certificates and other instruments as may be reasonably requested by the P66 Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE VIII.
INDEMNIFICATION

8.1          Indemnification of P66 Company and Other Parties. Solely for the purpose of indemnification in this Section 8.1, the representations and warranties of the Partnership in this Agreement shall be deemed to have been made without regard to any materiality or Partnership Material Adverse Effect or knowledge qualifiers. From and after the Closing Date, subject to the other provisions of this Article VIII, the Partnership shall indemnify and hold the P66 Parties and their respective Affiliates, directors, officers, employees, agents and representatives (together with the P66 Parties, the “P66 Indemnitees”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by the P66 Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of the Partnership in this Agreement, (b) any breach of any agreement or covenant under this Agreement on the part of the Partnership or (c) any of the Assumed Liabilities.

8.2          Indemnification of the Partnership and other Parties. Solely for the purpose of indemnification in this Section 8.2, the representations and warranties of the P66 Parties in this Agreement (other than the representation and warranty contained in Section 3.16(a)) shall be deemed to have been made without regard to any materiality or Material Adverse Effect or knowledge qualifiers. From and after the Closing Date, subject to the other provisions of this Article VIII (including Section 8.10), the P66 Parties shall, jointly and severally, indemnify and hold the Group Members and their respective directors, officers, employees, agents and representatives (together with the Partnership, the “Partnership Indemnitees”) harmless from and against any and all Damages suffered by the Partnership Indemnitees (including indirectly as a result of any Partnership Indemnitee’s ownership of partnership interests of P66 Opco, except to the extent the same are expressly Assumed Liabilities hereunder) as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of the P66 Parties in this Agreement, (b) any breach of any agreement or covenant in this Agreement on the part of the P66 Parties, (c) any of the Excluded Liabilities or (d) any Transaction Taxes imposed by any taxing authority on the contributions described in Article II or the Prior Conveyances.

8.3          Demands. Each indemnified party agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement to the extent that knowing failure to notify actually results in material prejudice or damage to the indemnifying party.

8.4          Right to Contest and Defend.

(a)           The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, however, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 8.4 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party.

(b)           Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

8.5          Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

8.6          Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.

8.7          Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within 10 days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all reimbursements (including, without limitation, insurance proceeds) credited to or received by the other party related to the Damages.

8.8          Limitations on Indemnification.

(a)           To the extent the Partnership Indemnitees are entitled to indemnification for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations), the P66 Parties shall not be liable for those Damages unless the aggregate amount of Damages exceeds $7,750,000 (the “Deductible”), and then only to the extent of any such excess; provided, however, that the P66 Parties shall not be liable for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations) that exceed, in the aggregate, $77,500,000 (the “Cap”) less the Deductible.

(b)           Notwithstanding clause (a) above, to the extent the Partnership Indemnitees are entitled to indemnification for Damages for claims arising from fraud or related to or arising from Taxes (including, without limitation, Damages for breach of the representations or warranties in Section 3.14), the P66 Parties shall be fully liable for such Damages without regard to the Deductible or the Cap. For the avoidance of doubt, the P66 Parties shall be fully liable for Damages pursuant to Sections 8.2(b), 8.2(c) or 8.2(d) and for breaches of Fundamental Representations without regard to the Deductible or the Cap.

(c)           To the extent the P66 Indemnitees are entitled to indemnification for Damages pursuant to Section 8.1(a), the Partnership shall not be liable for those Damages unless the aggregate amount of Damages exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess; provided, however, that the Partnership shall not be liable for Damages that exceed, in the aggregate, the Cap less the Deductible.

(d)           Notwithstanding clause (c) above, to the extent the P66 Indemnitees are entitled to indemnification for Damages arising from fraud, the Partnership shall be fully liable for such Damages without regard to the Deductible or the Cap. For the avoidance of doubt, the Partnership shall be fully liable for Damages pursuant to Sections 8.1(b) or 8.1(c) without regard to the Deductible or the Cap.

8.9          Survival.

(a)           The liability of the P66 Parties for the breach of any of the representations and warranties of the P66 Parties set forth in Sections 3.1, 3.2, 3.8 and 3.9 (the “Fundamental Representations”) shall be limited to claims for which the Partnership delivers written notice to the P66 Parties on or before the date that is three years after the Closing Date. The liability of the P66 Parties for the breach of any of the representations and warranties of the P66 Parties set forth in Article III other than the Fundamental Representations shall be limited to claims for which the Partnership delivers written notice to the P66 Parties on or before the date that is eighteen months after the Closing Date. The liability of the P66 Parties for Damages for claims related to or arising from Taxes (including, without limitation, Damages for claims for breach of the representations or warranties in Section 3.14) shall be limited to claims for which the Partnership delivers written notice to the P66 Parties on or before the date that is ninety (90) days after the expiration of the applicable statute of limitations for assessment of the applicable Tax.

(b)           The liability of the Partnership for the breach of any of the representations and warranties of the Partnership set forth in Article IV shall be limited to claims for which the P66 Parties delivers written notice to the Partnership on or before the date that is eighteen (18) months after the Closing Date.

8.10        Indemnification Under This Agreement and the Prior Contribution Agreement.  The Parties acknowledge that, pursuant to the Prior Contribution Agreement, (i) the Partnership Group acquired the 100% of the limited liability company interests of Alpha LLC and Opco General Partner, resulting in the acquisition of a 25% indirect interest in the Sweeny Frac Assets and the Clemens Cavern Assets (the “Prior Contributed Assets”), (ii) the P66 Parties have certain indemnification obligations, including in respect of their representations and warranties and covenants thereunder and the Prior Excluded Liabilities, (iii) the Partnership Group has certain indemnification obligations, including in respect of its representations and warranties and covenants thereunder and the Subject Liabilities and (iv) through the date hereof, no Party (nor the other Partnership Indemnitees or P66 Indemnitees) has asserted any indemnification claims under the Prior Contribution Agreement. The Parties further acknowledge that, following the Effective Time, as a result of the transactions consummated pursuant to the Prior Contribution Agreement and to be consummated pursuant to this Agreement, (x) the Partnership Group will own a 100% indirect interest in the Sweeny Frac Assets and Clemens Cavern Assets and (y) for purposes of this Agreement, the Sponsor Entities will no longer be Affiliates of the P66 Parties and will instead be Group Members and part of the Partnership Group.  Each Party agrees that, because each of the Prior Contribution Agreement and this Agreement provide for the indirect contribution of an interest in the Sweeny Frac Assets and the Clemens Cavern Assets, it is in the best interests of such Party (and the P66 Indemnitees and Partnership Indemnitees, as applicable) to clarify the indemnification rights and obligations (and related covenants) of the Parties with respect to the Prior Contribution Agreement and this Agreement. In furtherance of the foregoing, the Parties agree that, from and after the Effective Time, the following terms of this Section 8.10 shall govern the Parties’ respective indemnification rights and obligations (and related covenants) and, to the extent that there shall be any conflict between the indemnification rights and obligations pursuant to the Prior Contribution Agreement and this Section 8.10, this Section 8.10 shall control and shall supersede the Prior Contribution Agreement and shall be deemed to amend the Prior Contribution Agreement, in each case, with respect to such conflict.

(b)           From and after the Effective Time, (i) the Sponsor Entities shall no longer be deemed P66 Parties, and the Sponsor Entities shall not be responsible for any indemnification obligations of the P66 Parties under this Agreement or the Prior Contribution Agreement and (ii) the Sponsor Entities shall be deemed Group Members, and the Sponsor Entities shall be entitled to the indemnification rights as Partnership Indemnitees, under the Prior Contribution Agreement and this Agreement; provided, that, for the avoidance of doubt, (x) the Sponsor Entities shall be deemed P66 Parties prior to the Effective Time (including for purposes of the covenants of the P66 Parties described herein and in the Prior Contribution Agreement) and (y) the P66 Parties shall be responsible for any indemnification or other obligations of the Sponsor Entities under this Agreement or the Prior Contribution Agreement arising prior to the Effective Time.

(c)           Section 8.2(b) and 8.2(c) of the Prior Contribution Agreement shall be inapplicable with respect to any indemnification payments required to be made by the P66 Parties after the Effective Time and all payments of Damages after the Effective Time shall be (i) made to the applicable Partnership Indemnitee and (ii) calculated as 100% of the amount of Damages suffered by the applicable Partnership Indemnitee (including for purposes of the Deductible and Cap under this Agreement and the Prior Contribution Agreement). Additionally, the last sentence of Section 8.1 of the Prior Contribution Agreement shall be inapplicable with respect to any indemnification payments required to be made by the Partnership after the Effective Time and all payments of Damages after the Effective Time shall be made to the applicable P66 Indemnitee.

(d)           To the extent any Party has indemnification obligations for Damages (as defined herein and as defined in the Prior Contribution Agreement) under each of the Prior Contribution Agreement and this Agreement, such Party shall only be responsible for the aggregate amount of Damages calculated without duplication as between the Prior Contribution Agreement and this Agreement.

(e)           Except as provided in Section 8.8(b) of this Agreement or the Prior Contribution Agreement, to the extent the Partnership Indemnitees hereunder or thereunder are entitled to indemnification for Damages pursuant to Section 8.2(a) of this Agreement or Section 8.2(a)(i) of the Prior Contribution Agreement (but not including Damages for breaches of Fundamental Representations), the P66 Parties shall not be liable for Damages unless the aggregate amount of Damages exceeds $10,110,000 (the “Total Deductible”), and then only to the extent of any such excess; provided, however, that the P66 Parties shall not be liable for Damages pursuant to Section 8.2(a) of this Agreement or Section 8.2(a)(i) of the Prior Contribution Agreement (but not including Damages for breaches of Fundamental Representations) that exceed, in the aggregate, $101,100,000 (the “Total Cap”) less the Total Deductible.

(f)            Except as provided in Section 8.8(d) of this Agreement or the Prior Contribution Agreement, to the extent the P66 Indemnitees hereunder or thereunder are entitled to indemnification for Damages pursuant to Section 8.1(a) of this Agreement or the Prior Contribution Agreement, the Partnership shall not be liable for Damages unless the aggregate amount of Damages exceeds, in the aggregate, the Total Deductible, and then only to the extent of any such excess; provided, however, that the Partnership shall not be liable for Damages pursuant to Section 8.1(a) of this Agreement or the Prior Contribution Agreement that exceed, in the aggregate, the Total Cap less the Total Deductible.

(g)           The P66 Parties shall indemnify the Partnership Indemnitees for all Construction Costs, except to the extent such Construction Costs constitute a part of the P66 Opco Construction Obligation.

(h)           For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, (i) nothing in this Section 8.10 or otherwise shall be deemed to limit the obligations of any P66 Party under any Prior Transaction Document other than the Prior Contribution Agreement (and then, solely to the extent provided herein) and (ii) in the event that this Agreement terminates prior to the Effective Time, the terms of the Prior Contribution Agreement shall continue to apply without any modification thereto as a result of this Section 8.10.

8.11        Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Article VIII, other than claims or causes of action arising from fraud, and other than claims for specific performance or claims arising under any Transaction Documents or Prior Transaction Documents (which claims shall be subject to the liability provisions of such Transaction Documents or Prior Transaction Documents (with respect to the Prior Contribution Agreement, as modified by this Agreement)).

8.12        Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTNERSHIP AND P66 COMPANY

ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

8.13        Knowledge. The Partnership Indemnitees’ and the P66 Indemnitees’ rights under this Agreement or otherwise shall not be diminished by any investigation performed or knowledge acquired or capable of being acquired, whether before or after the date of this Agreement, regarding the accuracy or inaccuracy of any representation or warranty or the performance or non-performance of any covenant.

8.14        Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article VIII or pursuant to Article VIII of the Prior Contribution Agreement as adjustments to the consideration set forth in Section 2.2 of this Agreement or the Prior Contribution Agreement, as reasonably agreed to between the Parties, for U.S. federal income Tax purposes, except as otherwise required by Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.

ARTICLE IX.
TERMINATION

9.1          Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)           by mutual written consent of the P66 Parties and the Partnership;

(b)           by either the P66 Parties or the Partnership in writing after July 1, 2016, if the Closing has not occurred by that date, provided that as of such date the terminating Party is not in default under this Agreement;

(c)           by either the P66 Parties or the Partnership in writing without prejudice to other rights and remedies the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates shall have (i) materially failed to perform its covenants or agreements contained herein required to be performed by such Party or its Affiliates on or prior to the Closing Date or (ii) materially breached any of its representations or warranties contained herein; provided, however, that in the case of clauses (i) or (ii), the defaulting Party shall have a period of 30 days following written notice from the non-defaulting Party to cure any breach of this Agreement if the breach is curable; or

(d)           by either the P66 Parties or the Partnership in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the Parties that prohibits or restrains any Party from consummating the transactions contemplated hereby; provided, however, that the applicable Party shall have used its reasonable best efforts to have any such order, writ, injunction or decree removed but it shall not have been removed within 30 days after entry by the Governmental Authority.

9.2          Effect of Termination. In the event of the termination of this Agreement by a Party as provided in Section 9.1, this Agreement shall thereafter become void except for this Section 9.2 and Section 10.4. Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair any rights of any Party under this Agreement. If this Agreement is terminated by either Party pursuant to Section 9.1(c), then the other Party shall reimburse such Party for its out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement (including legal fees and fees paid to Financial Advisor, in either case incurred by the Partnership or the Conflicts Committee).

ARTICLE X.
MISCELLANEOUS

10.1        Expenses. Unless otherwise specifically provided in this Agreement, each Party shall pay its own expenses incident to this Agreement or the other Transaction Documents and all action taken in preparation for effecting the provisions of this Agreement and the other Transaction Documents.

10.2        Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and the liabilities referenced herein.

10.3        Right of Offset. Each Party agrees that, in addition to, and without limitation of, any right of set-off, lien or counterclaim a Party may otherwise have, each Party shall have the right and be entitled, at its option, to offset (a) balances held by it or by any of its Affiliates for account of any other Party at any of its offices and (b) other obligations at any time owing by such Party in connection with any obligations to or for the credit or account of the other Party, against any principal of or interest on any of such other Party’s indebtedness or any other amount due and payable to such other Party hereunder that is not paid when due.

10.4        Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to any of the P66 Parties, addressed to:

Phillips 66 Company

3010 Briarpark Drive
Houston, Texas 77042

Attention: General Counsel

If to the Partnership or the General Partner, addressed to:

Phillips 66 Partners LP

c/o Phillips 66 Partners GP LLC

3010 Briarpark Drive
Houston, Texas 77042

Attention: General Counsel

Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

10.5        Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

10.6        Public Statements. The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or securities exchange regulations.

10.7        Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three business days prior to the proposed date of payment.

10.8        Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person or entity any rights or remedies hereunder except as Article VIII or Article X contemplates or except as otherwise expressly provided herein or therein. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

10.9        Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Parties.

10.10      Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.

10.11      Interpretation. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.12      Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, those schedules are incorporated in the definition of “Agreement.”

10.13      Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.14      Consent of Conflicts Committee. Any amendment or waiver by the Partnership made prior to Closing shall be approved by the Conflicts Committee.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

PHILLIPS 66 COMPANY

By:	/s/ Robert A. Herman
Name:	Robert A. Herman
Title:	Executive Vice President, Midstream

PHILLIPS 66 PROJECT DEVELOPMENT INC.

By:	/s/ Robert A. Herman
Name:	Robert A. Herman
Title:	Vice President

PHILLIPS 66 PARTNERS GP LLC

By:	/s/ J.T. Liberti
Name:	J.T. Liberti
Title:	Vice President and Chief Operating Officer

PHILLIPS 66 PARTNERS LP

By:	Phillips 66 Partners GP LLC, its general partner

By:	/s/ J.T. Liberti
Name:	J.T. Liberti
Title:	Vice President and Chief Operating Officer

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EXHIBIT A

FORM OF ASSIGNMENT OF MEMBERSHIP INTEREST

ASSIGNMENT OF MEMBERSHIP INTERESTS

PHILLIPS 66 SWEENY FRAC BRAVO LLC

PHILLIPS 66 SWEENY FRAC CHARLIE LLC

PHILLIPS 66 SWEENY FRAC DELTA LLC

PHILLIPS 66 PLYMOUTH LLC

THIS ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Agreement”) is made effective as of May [  ], 2016 (the “Effective Time”), by and between Phillips 66 Company, a Delaware corporation (“P66 Company”), Phillips 66 Pipeline LLC, a Delaware limited liability company (“Pipeline”), Phillips 66 Project Development Inc., a Delaware corporation (“PDI”), Phillips 66 Partners GP LLC, a Delaware limited liability company (the “General Partner”), Phillips 66 Partners LP, a Delaware limited partnership (the “Partnership”), Phillips 66 Partners Holdings LLC, a Delaware limited liability company (“Holdings”) and Phillips 66 Carrier LLC, a Delaware limited liability company (“Carrier”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Contribution Agreement (as defined below).

RECITALS

WHEREAS, reference is made to that certain Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”), dated as of May 4, 2016, by and among P66 Company, PDI, the General Partner and the Partnership;

WHEREAS, reference is also made to (a) that certain Amended and Restated Limited Liability Company Agreement (the “Bravo LLC Agreement”) of Phillips 66 Sweeny Frac Bravo LLC, a Delaware limited liability company (“Bravo LLC”), dated January 3, 2014; (b) that certain Amended and Restated Limited Liability Company Agreement (the “Charlie LLC Agreement”) of Phillips 66 Sweeny Frac Charlie LLC, a Delaware limited liability company (“Charlie LLC”), dated January 3, 2014; and (c) that certain Amended and Restated Limited Liability Company Agreement (the “Delta LLC Agreement”) of Phillips 66 Sweeny Frac Delta LLC, a Delaware limited liability company (“Delta LLC”), dated January 3, 2014;

WHEREAS, PDI is the sole member of each of Bravo LLC, Charlie LLC and Delta LLC;

WHEREAS, reference is also made to the certain Limited Liability Company Agreement of Phillips 66 Plymouth LLC, a Delaware limited liability company (“Plymouth LLC” and, together with Bravo LLC, Charlie LLC and Delta LLC, the “Contributed Entities”), dated April 14, 2016 (the “Plymouth LLC Agreement” and, together with the Bravo LLC Agreement, the Charlie LLC Agreement and the Delta LLC Agreement, the “LLC Agreements”);

WHEREAS, pursuant to the Plymouth LLC Agreement, Pipeline is the sole member of Plymouth LLC;

WHEREAS, pursuant to this Agreement:

(a)                                 Pipeline desires to assign all of its right, title and interest in and to its limited liability company interests in Plymouth LLC (the “Plymouth LLC Membership Interests”) to P66 Company, and P66 Company desires to accept Pipeline’s assignment of the Plymouth LLC Membership Interests;

(b)                                 effective immediately following P66 Company’s acceptance of the Plymouth LLC Membership Interests (the “P66 Co Interim Effective Time”), P66 Company desires to assign all of its right, title and interest in and to the Plymouth LLC Membership Interests to PDI, and PDI desires to accept P66 Company’s assignment of the Plymouth LLC Membership Interests;

(c)                                  effective immediately following PDI’s acceptance of the Plymouth LLC Membership Interests (the “PDI Interim Effective Time”), PDI desires to assign all of its right, title and interest in and to (i) 2% of the limited liability company interests in each of the Contributed Entities (the “GP Membership Interests”) to the General Partner and (ii) the remaining limited liability company interests in each of the Contributed Entities (the “LP Membership Interests” and, together with the GP Membership Interests, the “Membership Interests”) to the Partnership; and the Partnership desires to accept PDI’s assignment of the LP Membership Interests;

(d)                                 the General Partner desires to (i) accept the GP Membership Interests and (ii) effective immediately following such acceptance (the “GP Interim Effective Time”), assign all of its right, title and interest in and to the GP Membership Interests to the Partnership; and the Partnership desires to accept the General Partner’s assignment of the GP Membership Interests; and

(e)                                  effective immediately following the Partnership’s acceptance of the GP Membership Interests (the “Partnership Interim Effective Time”), the Partnership desires to assign all of its right, title and interest in and to the Membership Interests to Holdings, and Holdings desires to accept the Partnership’s assignment of the Membership Interests (collectively, the “Holdings Assignments”);

(f)                                   effective immediately following Holdings’ acceptance of the Membership Interests (the “New Effective Time”), Holdings desires to assign all of its right, title and interest in and to the Plymouth LLC Membership Interests to Carrier, and Carrier desires to accept Holdings’ assignment of the Plymouth LLC Membership Interests (collectively with the Holdings Assignments, the “Assignments”);

WHEREAS, (a) after giving effect to Pipeline’s assignment of the Plymouth LLC Membership Interests to P66 Company and P66 Company’s admission as a substitute member of Plymouth LLC, Pipeline shall cease to be a member of Plymouth LLC and (b) after giving effect to P66 Company’s assignment of the Plymouth LLC Membership Interest to PDI and PDI’s admission as a substitute member of Plymouth LLC, P66 Company shall cease to be a member of Plymouth LLC;

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WHEREAS, after giving effect to (a) PDI’s assignment of the GP Membership Interests and LP Membership Interests to the General Partner and the Partnership, respectively, and the admission of the General Partner and the Partnership as substitute members of the Contributed Entities, as applicable, PDI shall cease to be a member of the Contributed Entities; (b) the General Partner’s assignment of the GP Membership Interests to the Partnership and the admission of the Partnership as a substitute member of the Contributed Entities, the General Partner shall cease to be a member of the Contributed Entities; and (c) the Partnership’s assignment of the Membership Interests to Holdings and the admission of Holdings as a substitute member of the Contributed Entities, the Partnership shall cease to be a member of the Contributed Entities;

WHEREAS, after giving effect to Holdings’ assignment of the Plymouth LLC Membership Interests to Carrier and the admission of Carrier as a substitute member of Plymouth LLC, Holdings shall cease to be a member of Plymouth LLC; and

WHEREAS, after giving effect to the Assignments, (a) Holdings will own all of the Membership Interests (other than the Plymouth LLC Membership Interests) and will be the sole member of each of Bravo LLC, Charlie LLC and Delta LLC and (b) Carrier will own all of the Plymouth LLC Membership Interests and will be the sole member of Plymouth LLC.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Assignment.

(a)                                 Effective as of the Effective Time, Pipeline hereby irrevocably assigns, transfers, and conveys to P66 Company all of its right, title and interest in and to Plymouth LLC Membership Interests and all such rights and obligations as set forth in the Plymouth LLC Agreement and the Delaware Limited Liability Company Act, as amended (the “Act”).

(b)                                 Effective as of the P66 Co Interim Effective Time, P66 Company hereby irrevocably assigns, transfers, and conveys to PDI all of its right, title and interest in and to Plymouth LLC Membership Interests and all such rights and obligations as set forth in the Plymouth LLC Agreement and the Act.

(c)                                  Effective as of the PDI Interim Effective Time, PDI hereby irrevocably assigns, transfers, and conveys (i) to the General Partner all of its right, title and interest in and to the GP Membership Interests and (ii) to the Partnership all of its right, title and interest in and to the LP Membership Interests, together with, in the case of clauses (i) and (ii), all such rights and obligations as set forth in the LLC Agreements and the Act.

(d)                                 Effective as of the GP Interim Effective Time, the General Partner hereby irrevocably assigns, transfers, and conveys to the Partnership all of its right, title and interest in and to the GP Membership Interests, together with all such rights and obligations as set forth in the LLC Agreements and the Act.

(e)                                  Effective as of the Partnership Interim Effective Time, the Partnership hereby irrevocably assigns, transfers, and conveys to Holdings all of its right, title and interest in and to the

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Membership Interests, together with all such rights and obligations as set forth in the LLC Agreements and the Act.

(f)                                   Effective as of the New Effective Time, Holdings hereby irrevocably assigns, transfers, and conveys to Carrier all of its right, title and interest in and to the Plymouth LLC Membership Interests, together with all such rights and obligations as set forth in the Plymouth LLC Agreement and the Act.

2.                                      Acceptance, Assumption and Acknowledgment.

(a)                                 Effective as of the Effective Time, P66 Company hereby accepts Pipeline’s assignment of the Plymouth LLC Membership Interests pursuant to Section 1(a) and hereby acknowledges and agrees to be bound by the terms of the Plymouth LLC Agreement as a member of Plymouth LLC and assumes and agrees to perform all of Pipeline’s agreements and obligations existing or arising with respect to the Plymouth LLC Membership Interests.

(b)                                 Effective as of the P66 Co Interim Effective Time, PDI hereby accepts P66 Company’s assignment of the Plymouth LLC Membership Interests pursuant to Section 1(b) and hereby acknowledges and agrees to be bound by the terms of the Plymouth LLC Agreement as a member of Plymouth LLC and assumes and agrees to perform all of P66 Company’s agreements and obligations existing or arising with respect to the Plymouth LLC Membership Interests.

(c)                                  Effective as of the PDI Interim Effective Time, each of the General Partner and the Partnership hereby accepts PDI’s assignment of the GP Membership Interests and the LP Membership Interests, respectively, pursuant to Section 1(c) and hereby acknowledges and agrees to be bound by the terms of the LLC Agreements as a member of the Contributed Entities and assumes and agrees to perform all of PDI’s agreements and obligations existing or arising with respect to the GP Membership Interests or LP Membership Interests, as applicable.

(d)                                 Effective as of the GP Interim Effective Time, the Partnership hereby accepts the General Partner’s assignment of the GP Membership Interests pursuant to Section 1(d) and assumes and agrees to perform all of the General Partner’s agreements and obligations existing or arising with respect to the GP Membership Interests.

(e)                                  Effective as of the Partnership Interim Effective Time, Holdings hereby accepts the Partnership’s assignment of the Membership Interests pursuant to Section 1(e) and hereby acknowledges and agrees to be bound by the terms of the LLC Agreements as the sole member of each of the Contributed Entities, and assumes and agrees to perform all of the Partnership’s agreements and obligations existing or arising with respect to the Membership Interests.

(f)                                   Effective as of the New Effective Time, Carrier hereby accepts Holdings’ assignment of the Plymouth LLC Membership Interests pursuant to Section 1(f) and hereby acknowledges and agrees to be bound by the terms of the Plymouth LLC Agreement as the sole member of Plymouth LLC, and assumes and agrees to perform all of Holdings’ agreements and obligations existing or arising with respect to the Plymouth LLC Membership Interests.

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3.                                      Effect of Assignment.

(a)                                 Effective as of the Effective Time and notwithstanding any provision of the Plymouth LLC Agreement to the contrary: (i) P66 Company shall own the Plymouth LLC Membership Interests in accordance with this Agreement; (ii) P66 Company is hereby admitted as a member of Plymouth LLC, and this Agreement shall be included in the books and records of Plymouth LLC to reflect such admission; (iii) immediately following the admission of P66 Company as a member of Plymouth LLC, Pipeline hereby ceases to be a member of Plymouth LLC and ceases to have any right, title or interest in or to the Plymouth LLC Membership Interests and shall have no further obligations with respect to the Plymouth LLC Membership Interests or otherwise under the Plymouth LLC Agreement; and (iv) Plymouth LLC is hereby continued without dissolution.

(b)                                 Effective as of the P66 Co Interim Effective Time and notwithstanding any provision of the Plymouth LLC Agreement to the contrary: (i) PDI shall own the Plymouth LLC Membership Interests in accordance with this Agreement; (ii) PDI is hereby admitted as a member of Plymouth LLC, and this Agreement shall be included in the books and records of Plymouth LLC to reflect such admission; (iii) immediately following the admission of PDI as a member of Plymouth LLC, P66 Company hereby ceases to be a member of Plymouth LLC and ceases to have any right, title or interest in or to the Plymouth LLC Membership Interests and shall have no further obligations with respect to the Plymouth LLC Membership Interests or otherwise under the Plymouth LLC Agreement; and (iv) Plymouth LLC is hereby continued without dissolution.

(c)                                  Effective as of the PDI Interim Effective Time and notwithstanding any provision of the LLC Agreements to the contrary: (i) the General Partner and the Partnership shall own the GP Membership Interests and the LP Membership Interests, respectively, in accordance with this Agreement; (ii) the General Partner is hereby admitted as a member of each of the Contributed Entities with respect to the GP Membership Interests, and this Agreement shall be included in the books and records of each of the Contributed Entities to reflect such admission; (iii) the Partnership is hereby admitted as a member of each of the Contributed Entities with respect to the LP Membership Interests, and this Agreement shall be included in the books and records of each of the Contributed Entities to reflect such admission; (iv) immediately following the admission of the General Partner and the Partnership as members of the Contributed Entities, PDI hereby ceases to be a member of the Contributed Entities and ceases to have any right, title or interest in or to the Membership Interests and shall have no further obligations with respect to the Membership Interests or otherwise under the LLC Agreements; and (v) each of the Contributed Entities is hereby continued without dissolution.

(d)                                 Effective as of the GP Interim Effective Time and notwithstanding any provision of the LLC Agreements to the contrary: (i) the Partnership shall own the GP Membership Interests in accordance with this Agreement; (ii) the General Partner hereby ceases to be a member of each of the Contributed Entities, and ceases to have any right, title or interest in or to the GP Membership Interests and shall have no further obligations with respect to the GP Membership Interests or otherwise under the LLC Agreements; (iii) the Partnership shall continue as the sole member of each of the Contributed Entities; and (iv) each of the Contributed Entities is hereby continued without dissolution.

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(e)                                  Effective as of the Partnership Interim Effective Time and notwithstanding any provision of the LLC Agreements to the contrary: (i) Holdings shall own the Membership Interests in accordance with this Agreement; (ii) Holdings is hereby admitted as a member of each of the Contributed Entities, and this Agreement shall be included in the books and records of each of the Contributed Entities to reflect such admission; (iii) immediately following the admission of Holdings as a substitute member of the Contributed Entities, the Partnership hereby ceases to be a member of each of the Contributed Entities, and ceases to have any right, title or interest in or to the Membership Interests and shall have no further obligations with respect to the Membership Interests or otherwise under the LLC Agreements; (iv) each of the Contributed Entities is hereby continued without dissolution; and (v) all references in the Bravo LLC Agreement, Charlie LLC Agreement and Delta LLC Agreement to PDI are hereby deleted and “Phillips 66 Partners Holdings LLC” is hereby substituted in lieu thereof.

(f)                                   Effective as of the New Effective Time and notwithstanding any provision of the Plymouth LLC Agreement to the contrary: (i) Carrier shall own the Plymouth LLC Membership Interests in accordance with this Agreement; (ii) Carrier is hereby admitted as a member of Plymouth LLC, and this Agreement shall be included in the books and records of Plymouth LLC to reflect such admission; (iii) immediately following the admission of Carrier as a substitute member of Plymouth LLC, Holdings hereby ceases to be a member of Plymouth LLC and ceases to have any right, title or interest in or to the Plymouth LLC Membership Interests and shall have no further obligations with respect to the Plymouth LLC Membership Interests or otherwise under the Plymouth LLC Agreement; (iv) Plymouth LLC is hereby continued without dissolution; and (v) all references in the Plymouth LLC Agreement to Pipeline are hereby deleted and “Phillips 66 Partners Carrier LLC” is hereby substituted in lieu thereof.

4.                                      Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws of that state.

5.                                      Further Assurances.  Each of the parties to this Agreement agrees to take such further action as may be necessary or appropriate to effect the purposes of this Agreement.

6.                                      General.  This Agreement is binding on and shall inure to the benefit of the signatories hereto and their respective successors and assigns.  This Agreement is expressly subject to the terms, provisions and limitations of the Contribution Agreement and, in the event of any conflict between the terms of this Agreement and the terms of the Contribution Agreement, the terms of the Contribution Agreement shall control.  This instrument may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile or other electronic transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Remainder of page intentionally left blank.]

6

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Time.

PIPELINE:

Phillips 66 Pipeline LLC

By:	Exhibit Copy, Not for Execution
Name:	John D. Zuklic
Title:	Vice President and Treasurer

P66 COMPANY:

Phillips 66 Company

By:	Exhibit Copy, Not for Execution
Name:	John D. Zuklic
Title:	Vice President and Treasurer

PDI:

Phillips 66 Project Development Inc.

By:	Exhibit Copy, Not for Execution
Name:	John D. Zuklic
Title:	Vice President and Treasurer

Signature Page to Assigment of Membership Interests

THE GENERAL PARTNER:

Phillips 66 Partners GP LLC

By:	Exhibit Copy, Not for Execution
Name:	J. T. Liberti
Title:	Vice President and Chief Operating Officer

THE PARTNERSHIP:

Phillips 66 Partners LP

By:	Phillips 66 Partners GP LLC, its General Partner

By:	Exhibit Copy, Not for Execution
Name:	J. T. Liberti
Title:	Vice President and Chief Operating Officer

HOLDINGS:

Phillips 66 Partners Holdings LLC

By:	Phillips 66 Partners LP, its Sole Member

By:	Phillips 66 Partners GP LLC, General Partner of
Phillips 66 Partners LP

By:	Exhibit Copy, Not for Execution
Name:	J.T. Liberti
Title:	Vice President and Chief Operating Officer

Signature Page to Assigment of Membership Interests

EXHIBIT B

ASSIGNMENT AND ASSUMPTION OF NOTE

THIS ASSIGNMENT AND ASSUMPTION OF NOTE (“Assumption”) is dated effective as of May    , 2016 by and among Phillips 66 Sweeny Frac Bravo LLC, a Delaware limited liability company (“Assignor”), Phillips 66 Partners LP, a Delaware limited partnership (“Assignee”), and Phillips 66 Company, a Delaware corporation (“Lender”).

WITNESSETH:

WHEREAS, Assignor executed and delivered to Lender a Term Promissory Note dated January 20, 2014, which note was amended and restated by an Amended and Restated Term Promissory Note dated October 15, 2015 (as so amended and restated, the “Note”), which Note is attached hereto as Exhibit A ;

WHEREAS, as partial consideration for the contribution to Assignee of certain assets, including the membership interests in Assignor, Assignee will, with Lender’s consent, assume Assignor’s obligations and liabilities under the Note;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Assignor hereby irrevocably assigns to Assignee, without recourse to Assignor, all of Assignor’s obligations under the Note.  Assignee hereby assumes, as its direct and primary obligation, all of Assignor’s obligations under the Note, and agrees to pay Lender the outstanding principal balance due on, and all interest which accrues on and in accordance with the terms of, the Note.  From and after the date hereof, all references in the Note to “Maker” as defined in the Note shall be deemed to be a reference to Assignee as the Maker.

2.             The parties hereto agree that, as of the date hereof (a) the outstanding principal balance on the Note is                           and        /100’s Dollars ($                          ) and (b) there is no “Event of Default” (as defined under the Note) or any event which, with the passage of time or the giving of notice, or both, would become an “Event of Default.”

3.             The parties hereto intend that, except as provided in this Assumption, this Assumption shall not release, diminish, impair, reduce, or, except as expressly stated herein, otherwise affect any of the obligations under the Note.  The parties hereto agree to take such further action as may be necessary or appropriate to effect the purposes of this Assignment.

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4.             Lender hereby consents to the assignment of the Note and releases the Assignor from its obligations under the Note, and agrees that Assignor is no longer a “Maker” under the Note.

5.             This Assumption and the rights and obligations of the parties under this Assumption shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of laws of that state.   This Assumption is binding on and shall inure to the benefit of the signatories hereto and their respective successors and assigns. This instrument may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile or other electronic transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.             THIS ASSUMPTION REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

[Remainder of Page Intentionally Left Blank.  Signature Pages Follow.]

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ASSIGNOR:

PHILLIPS 66 SWEENY FRAC BRAVO LLC

By:	Exhibit Copy, Not for Execution
Name:	John D. Zuklic
Title:	Vice President and Treasurer

ASSIGNEE:

Phillips 66 Partners LP

By:	Phillips 66 Partners GP LLC, its General Partner

By:	Exhibit Copy, Not for Execution
Name:	John D. Zuklic
Title:	Vice President and Treasurer

LENDER:

Phillips 66 Company

By:	Exhibit Copy, Not for Execution
Name:	John D. Zuklic
Title:	Vice President and Treasurer

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EXHIBIT A

[Attach Executed Note]

EXHIBIT C

AFTER RECORDING
RETURN TO:

Phillips 66 Plymouth LLC c/o Phillips 66 Carrier LLC Attn: Real Estate 3010 Briarpark Drive Houston, TX 77042

(Save for Recorder’s Information)

RIGHT-OF-WAY CONTRACT

STATE OF OKLAHOMA	§
§
COUNTY OF KAY	§

FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) and other good and valuable consideration in hand paid, the receipt and sufficiency of which is hereby acknowledged, PHILLIPS 66 COMPANY, a Delaware corporation, whose address is 3010 Briarpark Drive, Houston, Texas 77042 herein referred to as “Grantor” whether one or more, does hereby grant unto PHILLIPS 66 PLYMOUTH LLC, a Delaware limited liability company, whose address is 3010 Briarpark Drive, Houston, Texas 77042, and all subsidiary and affiliated companies, their successors and assigns, herein referred to as “Grantee”, a right-of-way for the right from time to time to survey, construct, lay, maintain, inspect, erect, alter, operate, protect, repair, replace with same or different size pipe, relay, relocate, mark, remove and/or abandon in place one (1) pipeline; above ground valves; appurtenances; cathodic protection equipment, including the necessary electric rectifiers mounted above ground on poles with wires connecting to a source of AC or DC electricity, generators; ground beds, cables and deep wells; communication lines; electric lines and appurtenances; and fences and structures to enclose above ground facilities at the sole discretion of Grantee (all of the above herein being collectively referred to as “Facilities”), over, through, upon, under and across the following described lands in Kay County, State of Oklahoma, to wit:

SEE EXHIBIT “A”

The right-of-way herein granted shall be fifty feet (50’) in width, the approximate route of which is more generally described in EXHIBIT “A”, attached hereto and made a part hereof, together with additional work space as needed for construction, maintenance, repair, inspection, removal and replacement of Facilities.

Grantor further grants and conveys unto Grantee the right of unimpaired ingress and egress on, over, across and through the above-described lands including lands owned, leased or claimed by Grantor which are adjacent or contiguous thereto, including the right to use existing roads on the above described lands, for all purposes necessary or incidental to the exercise of the rights herein granted, with the further right to clear all trees, undergrowth, brush, structures and other obstructions from the herein granted right-of-way.  Grantor shall not impound water or build, construct, create or install, nor permit others to impound water or build, construct, create or install, any buildings, structures, fences, trees, engineering works, or any obstructions whatsoever on the herein granted right-of-way, and Grantor will not change the grade of the right-of-way without the express written consent of Grantee.

Grantor agrees that any payment made hereunder by Grantee for the right-of-way includes full payment for all construction damages.  Grantee agrees to pay a reasonable sum for any actual damage which may be done by Grantee to fences of Grantor caused by Grantee’s maintenance operations; provided, however, that Grantee shall not be liable to Grantor for any damages caused on the right-of-way by keeping said right-of-way clear of trees, undergrowth, brush or obstructions in the exercise of the rights herein granted.  Any payment due under this Right-of-Way Contract may be made directly to any Grantor if there be more than one.

Grantee shall restore the contour of the right-of-way, as near as reasonably practical to do so, upon completion of all construction, maintenance, replacement or removal operations.

Grantor shall have the right to fully use and enjoy said premises except as to the rights herein before granted and subject to the restrictions set forth herein.

When said right-of-way is no longer useful, necessary or convenient to Grantee, in its commercially reasonable opinion, Grantee shall execute and record a release of this Right-of-Way Contract.  Grantee shall have no obligation to remove any of the underground Facilities, but shall have the option, at Grantee’s sole discretion, to do so with respect to all or any of the Facilities.  In the event that Grantee removes any of the Facilities, Grantee shall restore the surface, as near as reasonably practical, to its condition prior to the construction of the Facilities.  Any Facilities remaining on the property after the expiration of 180 days following the filing of such release shall become the property of Grantor without further action by Grantee.

The provisions of this Right-of-Way Contract are to be considered a covenant that runs with the land herein described, and the terms, conditions, and provisions hereof shall extend to and be binding upon the heirs, executors, administrators, personal representatives, successors, and assigns of the parties hereto. The right-of-way and rights herein granted may be transferred, leased or assigned, from time to time, in whole or in part, and the rights herein granted, or any of them, may be exercised by any or all of the Grantees, their successors and/or assigns, either jointly or separately.

However, Grantee shall first obtain the consent of Grantor before any assignment is made to a non-affiliate of Grantee.  Said consent shall not be unreasonably withheld, conditioned or delayed

This Right-of-Way Contract may be signed in counterparts with the same effect as if each executing party signed one instrument.

EXECUTED on the date(s) set forth below, but effective for all purposes as of the     day of May, 2016 (the “Effective Date”).

GRANTOR:		GRANTEE:

PHILLIPS 66 COMPANY, a Delaware corporation		PHILLIPS 66 PLYMOUTH LLC, a Delaware limited liability company

By:	NOT FOR EXECUTION EXHIBIT ONLY	By:	NOT FOR EXECUTION EXHIBIT ONLY
	Name: Bill A. Hallett		Name: Greg L. Cardwell
	Title: Attorney-in-Fact		Title: Attorney-in-Fact

STATE OF TEXAS	)
) SS
COUNTY OF HARRIS	)

On the     day of        in the year 2016 before me, the undersigned, personally appeared Bill A. Hallett, as Attorney-in-Fact for Phillips 66 Company, a Delaware corporation, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the entity upon behalf of which the individual acted, executed the instrument.

GIVEN under my hand and seal of office, this     day of                    , 2016.

Notary Public in and for the State of Texas

My commission expires:

STATE OF TEXAS	)
) SS
COUNTY OF HARRIS	)

On the       day of          in the year 2016 before me, the undersigned, personally appeared Greg L. Cardwell, as Attorney-in-Fact for Phillips 66 Plymouth LLC, a Delaware limited liability company, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the entity upon behalf of which the individual acted, executed the instrument.

GIVEN under my hand and seal of office, this     day of                    , 2016.

Notary Public in and for the State of Texas

My commission expires:

EXHIBIT A

EXHIBIT D

FOURTH AMENDMENT TO THE OPERATIONAL SERVICES AGREEMENT

This Fourth Amendment to the Operational Services Agreement (“Fourth Amendment”) is made and entered into as of the     day of May, 2016, by and between PHILLIPS 66 CARRIER LLC, a Delaware limited liability company (“Carrier”), PHILLIPS 66 PARTNERS HOLDINGS LLC, a Delaware limited liability company (“Holdings”) and PHILLIPS 66  PIPELINE LLC, a Delaware limited liability company (“Operator”).  Carrier and Holdings are collectively referred to herein as “Company.”

WITNESSETH:

WHEREAS, Company and Operator are parties to that certain Operational Services Agreement dated June 26, 2013, as amended by the First Amendment, the Second Amendment and the Third Amendment thereto effective as of March 1, 2014, December 1, 2014 and March 1, 2016, respectively (the “Operational Services Agreement”);

WHEREAS, Company is acquiring certain additional assets during the second quarter of 2016; and

WHEREAS, Company and Operator desire that Operator maintain, operate, manage and administer such assets for Company, and the parties hereto wish to amend the Operational Services Agreement accordingly.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Company and Operator, Company and Operator agree as follows:

1.                                      Unless otherwise noted, the capitalized terms used herein shall have the definitions set forth in the Operational Services Agreement.

2.                                      Exhibit A to the Operational Services Agreement is hereby deleted in its entirety and replaced by the Exhibit A attached hereto.

3.                                      This Fourth Amendment shall be effective as of May    , 2016.

4.                                      Except as expressly set forth herein, all other terms and conditions of the Operational Services Agreement (including the exhibits attached thereto) shall remain in full force and effect.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Fourth Amendment to be signed by their duly authorized officers as of the date first set forth above.

PHILLIPS 66 PIPELINE LLC

By:	NOT FOR EXECUTION EXHIBIT ONLY
Todd Denton
President

PHILLIPS 66 CARRIER LLC

By:	NOT FOR EXECUTION EXHIBIT ONLY
Todd Denton
President

Signature Page to Fourth Amendment to the Operational Services Agreement

PHILLIPS 66 PARTNERS HOLDINGS LLC
By:	Phillips 66 Partners LP, Sole Member of Phillips 66 Partners Holdings LLC
By:	Phillips 66 Partners GP, LLC, General Partner of Phillips 66 Partners LP

By:	NOT FOR EXECUTION EXHIBIT ONLY
J.T. Liberti
Vice President and Chief Operating Officer

Signature Page to Fourth Amendment to the Operational Services Agreement

Exhibit A
Description of Pipelines, Terminals, Storage Facilities, and Refinery and Natural Gas Liquid Facilities

Attached to and made a part of that certain Operational Services Agreement, dated June 26, 2013, by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC, as amended from time to time:

Crude Oil Pipelines

Clifton Ridge to Lake Charles Refinery — a 20” crude oil pipeline extending from the Clifton Ridge marine terminal to the Lake Charles Refinery, in Calcasieu Parish, Louisiana.

Pecan Grove to Clifton Ridge — a 12” crude oil pipeline extending from the Pecan Grove marine terminal to the Clifton Ridge marine terminal, in Calcasieu Parish, Louisiana.

Shell to Clifton Ridge — a 20” crude oil pipeline extending from Shell’s Houma to Houston pipeline to the Clifton Ridge marine terminal, in Calcasieu Parish Louisiana.

Refined Product Pipelines

Sweeny to Pasadena — a 12” refined products pipeline extending from the Sweeny Refinery, in Brazoria County, Texas to the Pasadena terminal, in Harris County, Texas.

Sweeny to Pasadena — a 18” refined products pipeline extending from the Sweeny Refinery, in Brazoria County, Texas to the Pasadena terminal, in Harris County, Texas.

Wood River to Hartford — a 12” refined products pipeline extending from the Wood River Refinery, in Madison County, Illinois to the Hartford terminal, in Madison County, Illinois.

Hartford to Explorer — a 24” refined products pipeline extending from the Hartford terminal, in Madison County, Illinois to the Explorer Pipeline system in Madison County, Illinois.

Gold Line — a multi-diameter refined products pipeline system extending from the Rocky Station fence line at Phillips 66 Pipeline LLC’s Borger Products Terminal located in Borger, Texas, to terminal facilities located in Wichita, Kansas, Paola, Kansas, Kansas City, Kansas, Jefferson City, Missouri and Cahokia, Illinois.

Cross Channel Connector — a 20” refined products pipeline extending from the Pasadena Terminal in Pasadena, Texas, to terminal facilities located at Kinder Morgan’s Pasadena Terminal and the Galena Park Station in Galena Park, Texas, and terminating at the Holland Avenue Junction in Galena Park, Texas.

Standish Pipeline — a 12” to 18” refined products pipeline extending from the Ponca City Refinery in Ponca City, Oklahoma, and terminating at Wichita North Terminal in Wichita, Kansas.

Terminals

Hartford Terminal.  Hartford Terminal is located at or near Hartford, Illinois.  The facility consists of a two-bay truck rack with 17,000 barrels of active terminaling capacity, 13 above-ground storage tanks with approximately 1.1 million barrels of total storage capacity.  The Hartford barge dock consists of a single-berth barge loading facility, approximately 0.8 miles of 8-inch pipeline and approximately 0.8 miles of 14-inch pipeline from the Hartford terminal to the Hartford barge dock for delivery.

Pasadena Terminal.  Pasadena Terminal is located at or near Pasadena, Texas and consists of a five-bay truck rack and tankage with 65,000 barrels per day of active terminaling capacity, 22 above ground storage tanks with approximately 3.2 million barrels of total storage capacity and a vapor combustion unit.

Clifton Ridge Terminal.  Clifton Ridge Terminal is located at or near Sulphur, Louisiana and consists of a single-berth ship dock, 12 above-ground storage tanks with approximately 3.4 million barrels of total storage capacity and a truck offloading facility.

Pecan Grove Terminal.  Pecan Grove terminal is adjacent to the Clifton Ridge Terminal.  The facility consists of a single-berth barge dock and three above-ground storage tanks with 142,000 barrels of total storage capacity.

Wichita North Terminal. Wichita North Terminal is located in Wichita, Kansas adjacent to the Gold Line pipeline system.  It consists of a two bay truck rack with 12,000 barrels of total storage capacity.

Paola Terminal. Paola Terminal is located in Paola, Kansas adjacent to the Gold Line pipeline system.  It consists of 98,000 barrels of total storage capacity.

Kansas City Terminal.  Kansas City Terminal is located in Kansas City, Kansas adjacent to the Gold Line pipeline system.  It consists of a five bay truck rack with 66,000 barrels of total storage capacity.

Jeff City Terminal. Jeff City Terminal is located in Jefferson City, Missouri adjacent to the Gold Line pipeline system.  It consists of a two bay truck rack with 16,000 barrels of total storage capacity.

East St. Louis Terminal. East St. Louis Terminal is located in Cahokia, Illinois adjacent to the Gold Line pipeline system.  It consists of a six bay truck rack with 78,000 barrels of total storage capacity.

Bayway Terminal. Bayway Terminal is located in Linden, New Jersey adjacent to the Bayway Refinery.  It consists of a four-track, 120 rail car crude oil receiving facility with a planned unloading capacity of 75,000 barrels per day that delivers crude oil to storage tanks at the adjacent refinery.

Ferndale Terminal. Ferndale Terminal is located in Ferndale, Washington adjacent to the Ferndale Refinery.  It consists of a two-track, 54 rail car crude oil receiving facility with a

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planned unloading capacity of 30,000 barrels per day that delivers crude oil to storage tanks at the adjacent refinery.

Storage Facilities

Medford Storage Spheres.  Medford Storage Spheres are two above ground storage facilities located at the Central Division pipeline facility in Medford, Oklahoma.  The working capacity of each sphere is 35,000 barrels, and the spheres are capable of receiving and storing natural gas liquids and petrochemicals, including refinery grade propylene.

Storage Tank Nos. 1001, 1002 and 1004 at the Wichita North Terminal.  These storage tanks have a nominal shell capacity of 107,000 barrels, 107,000 barrels, and 108,000 barrels, respectively.

Storage Tank Nos. 8005 and 8010 at the Kansas City Terminal.  These storage tanks have a nominal shell capacity of 80,000 barrels and 101,000 barrels, respectively.

Storage Tank Nos. 1503, 2001, 1302 at the East St. Louis Terminal. These storage tanks have a nominal shell capacity of 172,000 barrels, two hundred thousand 200,000 barrels and 135,000 barrels, respectively.

Storage Tank No. 4901 at the Paola Terminal. This storage tank has a nominal shell capacity of 98,000 barrels.

Storage Tank Nos. 6813 and 6818 at the East St. Louis Terminal. Each of these storage tanks has a nominal shell storage capacity of 80,000 barrels.

Clemens Facility. The Clemens Facility includes underground salt dome storage caverns for LPG storage, brine ponds, a leach plant, multiple buildings, associated pipes/pumps, water supply wells, associated properties, and off-site disposal wells. These facilities are located near Brazoria, Texas. Products produced at the Sweeny Fractionator are stored in the underground caverns and then transported via pipeline to the Freeport LPG Export Terminal or the Mount Belvieu market hub.

Refinery and Natural Gas Liquid Facilities

Sweeny Fractionator. The Sweeny Fractionator is a Natural Gas Liquid fractionation facility located in Old Ocean, Texas, close to the Sweeny Refinery. The Sweeny Fractionator includes the associated cooling tower (G0054022) and flare (G0056044), the substation (G006010), and the offplots (G0068044). It processes y-grade (mixed natural gas liquids) and produces purity ethane, propane, isobutane, normal butane and natural gasoline (C5+) for sale in local petrochemical markets or to supply the Freeport LPG Export Terminal.

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SCHEDULE 1.1(A)

EXCLUDED ASSETS

None.

SCHEDULE 3.9(B)

PERMITTED LIENS

Subject to the following:

1.                                      All covenants, restrictions, conditions, easements, reservations, rights-of-way, and other matters of record, to the extent valid, subsisting and enforceable; and;

2.                                      All other covenants, restrictions, conditions, easements, reservations, and rights-of-way, records of which have been, as of the Effective Time, delivered to or obtained by the Partnership pursuant to this Agreement to the extent valid, subsisting and enforceable, and all matters shown on any surveys delivered to or obtained by the Partnership as of the Effective Time.